Exhibit 10.2

Execution Version

SECURITIES PURCHASE AGREEMENT

dated as of October 3, 2005

between

ARGOSY GAMING COMPANY, as Seller

and

CP BATON ROUGE CASINO, L.L.C., as Buyer

and

WIMAR TAHOE CORPORATION, as Parent Guarantor

i

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT GUARANTOR

Section 5.1	Organization and Qualification of Buyer and Parent Guarantor
Section 5.2	Authority; No Conflict; Required Filings and Consents
Section 5.3	Brokers
Section 5.4	Financing
Section 5.5	Licensability of Principals
Section 5.6	Compliance with Gaming Laws
Section 5.7	Purchase For Investment
Section 5.8	Investigation by Buyer; Seller’s Liability
Section 5.9	Litigation
Section 5.10	Citizenship

ARTICLE VI COVENANTS

Section 6.1	Conduct of Business of the ACBR Entities
Section 6.2	Cooperation; Notice; Cure
Section 6.3	No Solicitation
Section 6.4	Employee Matters
Section 6.5	Access to Information and the Property
Section 6.6	Governmental Approvals
Section 6.7	Publicity
Section 6.8	Further Assurances and Actions
Section 6.9	Transfer Taxes
Section 6.10	Reservations; Chips
Section 6.11	Insurance Policies
Section 6.12	Certain Transactions
Section 6.13	Insurance; Casualty and Condemnation
Section 6.14	Customer Data
Section 6.15	Certain Notifications
Section 6.16	Post-Closing Use of Marks Associated with Seller
Section 6.17	No Control
Section 6.18	Employee Solicitation
Section 6.19	Excluded Property
Section 6.20	Witter Lease
Section 6.21	Subsidiary Guarantees of Penn Notes
Section 6.22	Sheraton Hotel License Agreement
Section 6.23	Sales and Franchise Tax Litigation

ARTICLE VII CONDITIONS TO CLOSING

Section 7.1	Conditions to Each Party’s Obligation to Effect the Closing
Section 7.2	Additional Conditions to Obligations of Buyer
Section 7.3	Additional Conditions to Obligations of Seller

ARTICLE VIII TERMINATION AND AMENDMENT

Section 8.1	Termination
Section 8.2	Effect of Termination

ii

ARTICLE IX SURVIVAL; INDEMNIFICATION

Section 9.1	Survival of Representations, Warranties, Covenants and Agreements
Section 9.2	Indemnification
Section 9.3	Limits on Indemnification
Section 9.4	Indemnification Procedures
Section 9.5	Exclusive Remedy
Section 9.6	Losses Net of Insurance, Tax Benefits
Section 9.7	Effect of Knowledge
Section 9.8	No Consequential Damages
Section 9.9	Duty to Mitigate
Section 9.10	Subrogation of Rights
Section 9.11	Treatment of Indemnification Payments

ARTICLE X PROPERTY

Section 10.1	As Is, Where Is
Section 10.2	Title to Land and Vessel

ARTICLE XI MISCELLANEOUS

Section 11.1	Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury
Section 11.2	Notices
Section 11.3	Headings; Table of Contents
Section 11.4	Entire Agreement; No Third Party Beneficiaries
Section 11.5	Severability
Section 11.6	Assignment
Section 11.7	Parties of Interest
Section 11.8	Counterparts
Section 11.9	Mutual Drafting
Section 11.10	Amendment
Section 11.11	Extension; Waiver
Section 11.12	Time of Essence
Section 11.13	Disclosure Letters
Section 11.14	Parent Guaranty
Section 11.15	FTC Approval

EXHIBITS

Exhibit A	Deposit Escrow Agreement
Exhibit B	Form of Non-Foreign Affidavit
Exhibit C	Form of License Agreement
Exhibit D	Transition Services Agreement
Exhibit E(1)	Title Commitment
Exhibit E(2)	UCC-11 Search
Exhibit F	Vessel Abstract
Exhibit G	Survey
Exhibit H	ACBR Customer Database

iii

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of October 3, 2005, among Argosy Gaming Company, a Delaware corporation and a wholly owned subsidiary of Penn (as defined below) (“Seller”), CP Baton Rouge Casino, L.L.C., a Louisiana limited liability company (“Buyer”), and (solely with respect to Article V, Sections 6.6, 6.12, 6.18(b) and 6.22 and Article XI) Wimar Tahoe Corporation, a Nevada corporation and the parent company of Buyer (“Parent Guarantor”).  Capitalized terms used herein but not otherwise defined have the respective meanings set forth in Article I.

WHEREAS, Seller owns (i) all of the outstanding shares of capital stock of Argosy of Louisiana, Inc., a Louisiana corporation (“AGL” and, such shares of capital stock the “AGL Shares”), (ii) all of the outstanding shares of capital stock of Jazz Enterprises, Inc., a Louisiana corporation (“Jazz” and, such shares of capital stock, the “Jazz Shares”), and (iii) all of the outstanding limited liability company interests of Centroplex Centre Convention Hotel, L.L.C., a Louisiana limited liability company (“Centroplex” and, such limited liability company interests, the “Centroplex Interests” and, together with the AGL Shares and the Jazz Shares, the “Shares”);

WHEREAS, AGL and Jazz together own all of the outstanding partnership interests (the “Partnership Interests”) of Catfish Queen Partnership In Commendam, a Louisiana partnership in commendam (“Catfish” and, collectively with AGL, Jazz and Centroplex, the “ACBR Entities”);

WHEREAS, Centroplex owns the hotel commonly known as Centroplex Centre Convention Hotel, and Catfish owns the casino commonly known as Argosy Casino Baton Rouge;

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of November 3, 2004 (as it may be amended from time to time, the “Merger Agreement”), by and among Penn National Gaming, Inc., a Pennsylvania corporation (“Penn”), Thoroughbred Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Penn (“Merger Sub”), and Seller, Penn acquired Seller through a merger of Merger Sub with and into Seller, with Seller surviving as a wholly owned subsidiary of Penn (the “Merger”);

WHEREAS, Penn also owns and operates a gaming facility in Baton Rouge, Louisiana, commonly known as Casino Rouge (“Casino Rouge”);

WHEREAS, in connection with the Merger, pursuant to an Agreement Containing Consent Orders dated July 12, 2005 (the “Consent Decree”) and a related Order to Hold Separate and Maintain Assets Agreement (which includes a Trustee agreement) issued on July 26, 2005 (the “Hold Separate Order” and together with the Consent Decree, the “FTC Documents”) by the United States Federal Trade Commission (the “FTC”), Penn is required to cause the Property to be divested following the consummation of the Merger;

WHEREAS, Seller and Buyer have entered into a Transition Services Agreement dated the date hereof, and in the form attached hereto as Exhibit D, for the transitional use of certain services provided to the Property by Seller and its Affiliates;

WHEREAS, the Board of Directors of Seller believes that it is in the best interests of Seller and its stockholder to sell the Shares; and

WHEREAS, Buyer desires to purchase the Shares, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the parties hereto, in consideration of the premises and of the mutual representations, warranties and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                   Definitions

(a)                                  As used in this Agreement and the Exhibits and Schedules delivered pursuant to this Agreement, the following terms shall have the following respective meanings.

“ACBR Material Adverse Effect” means any change, condition, circumstance, event or effect that, individually or in the aggregate with all other changes, conditions, circumstances, events or effects, is or is reasonably likely to have a material adverse effect on the business, assets, financial condition or results of operations of the ACBR Entities taken as a whole; provided, that none of the following, individually or in the aggregate, shall be deemed to have an ACBR Material Adverse Effect itself or be considered in any determination as to whether an ACBR Material Adverse Effect has occurred or is continuing:  (i) any change, event or effects arising out of or resulting from changes in or affecting the (x) travel, hospitality or gaming industries generally, (y) travel, hospitality or gaming industries in the markets or jurisdictions where the Property is located or (z) the financial, banking, currency or capital markets in general, (ii) any change, event or effect resulting from the entering into or public announcement of the transactions contemplated by the Agreement to Execute or this Agreement or developments with respect to the transactions contemplated by the FTC Documents or the Merger Agreement (including any facts or circumstances relating to Buyer, its equity owners or investors or their respective Affiliates (including their respective identities)), (iii) any change, event or effect resulting from any act of terrorism, commencement, escalation, continuation or cessation of armed hostilities in the United States or internationally or declaration of war by or against or otherwise involving the United States, (iv) any change in or effect on any of the Excluded Assets, and (v) any change, event or effects arising out of or resulting from any termination by landlord of, or any other action by or inaction of landlord under, the Witter Lease, provided that such termination, action or inaction was not a result of the breach by Penn, Seller or Seller’s Affiliates of its obligations under Section 6.20.  Further, no event or condition that results primarily from such events shall be deemed to have, individually or in the aggregate, an ACBR Material Adverse Effect.

“Acquisition Proposal” means any proposal or offer from any Person relating to (a) any direct or indirect acquisition or purchase of substantially all of the assets of the ACBR Entities (taken as a whole) other than any proposal or offer relating to any Excluded Asset, (b) any sale of shares of capital stock, limited liability company interests, or partnership interests, as the case may be (including by way of a tender offer or exchange offer) of any of the ACBR Entities, or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving any of the ACBR Entities and a third party, in each case, other than the transactions contemplated by this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first-mentioned Person.

“Agreement to Execute” means the Agreement to Execute, dated as of June 20, 2005, by and among Penn, Buyer and Columbia Sussex Corporation, as amended by the letter agreement dated October 3, 2005, by and amongn Penn, Argosy, Buyer, Columbia Sussex Corporation and Parent Guarantor.

“Assumed Litigation” means the following: (a) the items listed in Section 1.1(a) of the Seller Disclosure Letter under the caption “Assumed Litigation” (and any other litigation or Proceedings against any of the ACBR Entities, Seller or Seller’s Affiliates that arise out of the same issues or operative facts as the items so listed in Section 1.1(a) of the Seller Disclosure Letter), and (b) other than the Retained Litigation, any and all current and future litigation or other Proceedings against any of the ACBR Entities or any of their properties or assets, which arise out of the operation of the Property and which also name Seller or any of Sellers’ Affiliates (in addition to any of the ACBR Entities), whether or not Seller or any of Seller’s Affiliates (in addition to any of the ACBR Entities) is named initially as a party or is later added or named as a party.

“Buyer Material Adverse Effect” means any change, condition, circumstance, event or effect that, individually or in the aggregate with all other changes, conditions, circumstances, events or effects, is or is reasonably likely to have a material adverse effect on the business, assets, financial condition or results of operations of Buyer or the ability of Buyer to perform its obligations under this Agreement or consummate the transactions contemplated hereby; provided, that none of the following, individually or in the aggregate, shall be deemed to have a Buyer Material Adverse Effect itself or be considered in any determination as to whether a Buyer Material Adverse Effect has occurred or is continuing:  (i) any change, event or effects arising out of or resulting from changes in or affecting the (x) travel, hospitality or gaming industries generally, (y) travel, hospitality or gaming industries in the markets or jurisdictions where the Property is located or (z) the financial, banking, currency or capital markets in general, (ii) any change, event or effect resulting from the entering into or public announcement of the transactions contemplated by this Agreement or developments with respect to the transactions contemplated by the Merger Agreement, and (iii) any change, event or effect resulting from any act of terrorism, commencement, escalation, continuation or cessation of armed hostilities in the United States. or internationally or declaration of war by or against or otherwise involving the United States.  Further, no event or condition that results primarily from such events shall be deemed to have, individually or in the aggregate, a Buyer Material Adverse Effect.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any agreement, arrangement or understanding, whether or not in writing.

“Credit” means an amount equal to three hundred twenty-five thousand dollars ($325,000).

“Customer Database” means all customer databases, customer lists, historical records of customers and any other customer information collected and used by Seller or its Affiliates in connection with marketing and promoting the Property.

“Encumbrance” means any lien, pledge, mortgage, security interest or restriction with respect to the Property.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means any and all of the following assets:

(a)                                  the Excluded Intellectual Property;

(b)                                 the Excluded Real Property;

(c)                                  the Customer Database, excluding the ACBR Customer Database; and

(d)                                 any assets listed in Section 2.5(a) of the Seller Disclosure Letter under the caption “Other Excluded Assets.”

“Excluded Intellectual Property” means any (i) Intellectual Property listed in Section 2.5(a) of the Seller Disclosure Letter under the caption “Excluded Intellectual Property,” and (ii) Intellectual Property owned, licensed to, or used by Seller or its Affiliates, other than, with respect to clause (ii), any and all Intellectual Property owned exclusively by the ACBR Entities.

“Excluded Real Property” means the property listed in Section 2.5(a) of the Seller Disclosure Letter under the caption “Excluded Real Property.”

“Franchise Tax Litigation” means the following (and any other litigation or Proceedings against any of the ACBR Entities, Seller or Seller’s Affiliates that arise out of the same issues or operative facts as the following):  (a) Secretary, Department of Revenue, State of Louisiana v. Argosy Gaming Company, Inc., Nineteenth Judicial District Court, Parish of East Baton Rouge, State of Louisiana, Number 502,835, Section ”22”, and (b) Argosy Gaming Company v. Cynthia Bridges, Secretary, Department of Revenue, Nineteenth Judicial District Court, Parish of East Baton Rouge, State of Louisiana, Number 526,145, Division “D”.

“GAAP” means, with respect to a specified date or period, generally accepted accounting principles that are consistent with the principles promulgated or adopted by the United States Financial Accounting Standards Board and its predecessors in effect for such date or period.

“Gaming Approvals” means all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any Gaming Authority required to permit the parties hereto to consummate the transactions contemplated by this Agreement or necessary to permit Buyer to own the Shares, and the ACBR Entities to operate the Property, in each case, after the Closing in substantially the same manner as owned and operated by Seller and its subsidiaries prior to the Closing.

“Gaming Authorities” means any governmental authority or agency with regulatory control or jurisdiction over the conduct of lawful gaming or gambling, including, without limitation, the Louisiana Gaming Control Board and the Louisiana State Police.

“Gaming Laws” means any federal, state, local or foreign statute, ordinance, rule, regulation, permit, consent, registration, finding of suitability, approval, license, judgment, order, decree, injunction or other authorization, including any condition or limitation placed thereon, governing or relating to the current or contemplated casino and gaming activities and operations and manufacturing and distributing operations of the Property, the ACBR Entities, Seller, Buyer or any of their respective Affiliates.

“Governmental Entity” means any court, administrative agency, commission, Gaming Authority or other governmental authority or instrumentality.

“Intellectual Property” means all kinds of intellectual property, foreign or domestic, including all patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks, trademark registrations and applications, domain names, service marks, service mark registrations and applications, trade names, trade secrets, brandmarks, brand names, logos, know-how, trade dress, copyright registrations, customer lists, confidential marketing and customer information, licenses, confidential technical information, and all documentation thereof.

“IRS” means the Internal Revenue Service, a division of the United States Treasury Department, or any successor thereto.

“knowledge” means (a) when used in the phrase “knowledge of Seller” or “Seller’s knowledge” and words of similar import, knowledge based solely on the documents available in the on-line dataroom hosted by Merrill Corporation relating to the sale of the ACBR Entities, and (b) when used in the phrase “knowledge of Buyer” or “Buyer’s knowledge” and words of similar import, the actual knowledge of:  Joseph Yung.  For avoidance of doubt, “actual knowledge” shall not include constructive knowledge or imputed knowledge.

“Land” means those certain parcels of real property more particularly described in Attachments 4.6(a)(1) and 4.6(a)(2) to Section 4.6(a) of the Seller Disclosure Letter.

“Law” means any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award, policies, guidance, court decision, rule of common law or finding.

“Leases” means leases, occupancy and concession agreements affecting the Property.

“Liabilities” mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

“Material Contract” means any Contract to which any ACBR Entity is a party that (i) has a remaining obligation for payment or services by or to an ACBR Entity in excess of Two Hundred Fifty Thousand Dollars ($250,000), and (ii) is not cancelable by any ACBR Entity upon thirty (30) days or less notice.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Entity or by any arbitrator.

“Outside Date” means the date that is the one year anniversary of the date of this Agreement.

“Permitted Encumbrances” means:

(i)                                     Encumbrances that are disclosed in the Financial Information, including the notes thereto, or the Reference Date Balance Sheet or that are shown by the Title Commitment, UCC-11 Search (except for those mortgages and UCC financing statements in favor of Wells Fargo Bank, National Association, as agent), Survey or Vessel Abstract (except for that certain preferred mortgage in favor of Wells Fargo Bank, National Association, as agent, recorded on June 8, 1999 in the amount of $875,000,000 in Book 99-45, 699);

(ii)                                  subject to the proviso to this definition, Encumbrances for mechanics’ and materialmen’s Liens or Encumbrances not filed of record and charges, assessments and other governmental charges not delinquent or which are currently being contested in good faith by appropriate proceedings or for which Seller shall have provided bond or other security;

(iii)                               subject to the proviso to this definition, maritime liens that arise by operation of law during normal operations which (a) are paid in the ordinary course of business, (b) have not yet been recorded on any vessel abstract or judicially asserted and (c) are not past due or which are currently being contested in good faith by appropriate proceedings.

(iv)                              subject to the proviso to this definition, Encumbrances for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings;

(v)                                 subject to the proviso to this definition, Encumbrances in respect of judgments or awards with respect to which Seller shall in good faith currently be prosecuting an appeal or other proceeding for review and with respect to which the ACBR Entities shall have secured a stay of execution pending such appeal or such proceeding for review;

(vi)                              subject to the proviso to this definition, all matters of record;

(vii)                           Encumbrances approved in writing or created by Buyer;

(viii)                        easements, conditions, reservations or similar rights of others in, or minor defects and irregularities in title to, property or assets of the ACBR Entities; provided that, such easements, conditions, reservations, rights, defects or irregularities do not materially impair the use of such property or assets for the purposes for which they are held;

(ix)                                riparian, littoral and other rights created by the fact that any portion of the Property formerly or currently comprises shores or bottoms of navigable waters;

(x)                                   zoning and subdivision ordinances;

(xi)                                terms and conditions of licenses, permits and approvals for the Leased Property as are identified in the Title Commitment, and Laws of any Governmental Entity having jurisdiction over the Property;

(xii)                             Encumbrances created by or arising from (A) any Lease with respect to real property disclosed in Section 4.6(a) or 4.6(b) of the Seller Disclosure Letter, (B) any Material Contract disclosed in Section 4.8(a) of the Seller Disclosure Letter or (C) subject to the proviso to this definition, any other Contract to which any of the ACBR Entities is a party or to which any of their respective properties is subject or by which any of the ACBR Entities or any of their respective properties is bound;

(xiii)                          rights of tenants under operating leases whose occupancy may be terminated on thirty (30) days or less notice and rights of guests in possession or holding reservations for future use or occupancy of the Property; and

(xiv)                         any Encumbrances disclosed in Section 1.1(b) of the Seller Disclosure Letter;

provided, that the Encumbrances described in clauses (ii) through (vi) above and in clause (xii)(C) above are not, individually or in the aggregate, material in character, amount or extent and do not materially detract from the value, or materially impair the use, of the property or assets affected thereby for the purposes for which they are held.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or “group” (as defined in Rule 13d-5(b)(1) under the Exchange Act).

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before or otherwise involving any Governmental Entity or arbitrator.

“Property” means the Land, the Vessel and all personal property (including, without limitation, the deck barges SR 331, EDIC 68 and WorkFlat M1), fixtures, and improvements owned by the ACBR Entities and placed on, attached to, or located at and used in connection with the operation of the Land and/or the Vessel, in each case other than any Excluded Assets.

“Retained Litigation” means the following (and any other litigation or Proceedings against any of the ACBR Entities, Seller or Seller’s Affiliates that arise out of the same issues or operative facts as the following): (a) the Sales Tax Litigation, (b) the Franchise Tax Litigation, (c) Capitol House Preservation Company L.L.C. v. Perryman Consultants, Inc. et al, Nineteenth Judicial District Court, Parish of East Baton Rouge, State of Louisiana, Number 418,525, Division “H”, (d) In re Steven Urie, Margaret Urie v. Argosy Gaming Company, United States Bankruptcy Court, District of Nevada (Reno), Adversary Proceeding No. 05-05027-gwz, (e) Lodgenet Entertainment Corporation and Official Committee of Unsecured Creditors v. Argosy Gaming Company et al., United States Bankruptcy Court, District of Nevada (Reno), Case No. BK-N-03-54224-GWZ and (f) Friends and Company, L.L.C. and Don Adams v. Jazz Enterprises, Inc., The Argosy Gaming Company and The Belle of Baton Rouge, Nineteenth Judicial District Court, Parish of East Baton Rouge, State of Louisiana, Number 452785, Division “M,” subsequently transferred to United States District Court for the Middle District of Louisiana, Civil Action Number 02-417-C-M2.

“Sales Tax Litigation” means the following (and any other litigation or Proceedings against any of the ACBR Entities, Seller or Seller’s Affiliates that arise out of the same issues or operative facts as the following):  (a) Cynthia Bridges, Secretary Department of Revenue, State of Louisiana v. Catfish Queen Partnership In Commendam, and partners, Argosy of Louisiana, Inc. and Jazz Enterprises, Inc., Nineteenth Judicial District Court, Parish of East Baton Rouge, State of Louisiana, Number 502,541, Section ”22”, and (b) Cynthia Bridges, Secretary of the Department of Revenue v. Catfish Queen Partnership In Commendam, Nineteenth Judicial District Court, Parish of East Baton Rouge, State of Louisiana, Number 527,640, Division “22”.

 “Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner or managing member or (ii) at least 50% of the securities or other equity interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization that is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Survey” means that certain ALTA/ACSM survey by SJB Group, Inc., dated July 19, 2005, and attached as Exhibit G to this Agreement.

“Taxes” means any and all taxes, charges, fees, levies, tariffs, duties, liabilities, impositions or other assessments of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Tax authority or other Governmental Entity, including, income, gross receipts, profits, gaming, excise, real or personal property, environmental, sales, use, value-added, ad valorem, withholding, social security, retirement, employment, unemployment, workers’ compensation, occupation, service, license, net worth, capital stock, payroll, franchise, gains, stamp, transfer and recording taxes, and any Liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), or as a transferee or successor, by contract, or otherwise.

“Tax Return” means any report, return (including any information return), claim for refund, election, estimated Tax filing or payment, request for extension, document, declaration or other information or filing required to be supplied to any Governmental Entity with respect to Taxes, including attachments thereto and amendments thereof.

“Title Commitment” means that certain Title Insurance Commitment which is attached as Exhibit E(1) to this Agreement.

“UCC-11 Search” means that certain UCC-11 search which is attached as Exhibit E(2) to the Agreement.

“Vessel” means the vessel known as Argosy III Riverboat, Official Number 1023758, including: (i) all superstructure currently constructed thereon; (ii) plans and specifications therefor, if owned by and in the possession of Seller; (iii) existing warranties therefor; and (iv) all parts, spares, tools, equipment, machinery, gear, implements, broached and unbroached consumable stores, provisions for furniture, fixtures, fuel, pumps, anchors, cables, chains, apparel, rigging, tackle, fittings, accessories appurtenances, appliances, supplies therefor, inventory parts, ramps, generators and related equipment (including, but not limited to, existing walkways), and all other appurtenances and accessories related to the Vessel, whether located onboard the Vessel or elsewhere.

“Vessel Abstract” means that certain abstract of the Vessel which is attached as Exhibit F to this Agreement.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 and analogous state and local Law.

“Witter Lease”  means the lease between Phillips Connell Witter, as landlord, and Catfish, as tenant, dated as of June 27, 2002 and recorded in the real property records on September 27, 2002, as Original 900, Bundle 11394, as extended by that certain Exercise of Option to Renew Parking Lot Lease by Catfish, dated as of August 3, 2004, for the lease of 2 parking lots located on South Front Street.

(e)                                  The following are defined elsewhere in this Agreement, as indicated below:

Terms	Cross Reference Section in Agreement

ACBR Customer Database	Section 3.2(h)
ACBR Permits	Section 4.11(a)
Adjustments	Section 2.2(b)
AGL	Recitals
Agreement	Preamble
Argosy Property Employees	Section 4.13
Argosy Related Marks	Section 6.16(a)
Assumed Litigation Claims	Section 9.4(c)
Assumed Software	Section 4.18
Audited Financial Information	Section 4.4
Base Purchase Price	Section 2.2(a)

Terms	Cross Reference Section in Agreement
Broker	Section 4.14
Buyer	Preamble
Buyer Disclosure Letter	ARTICLE V
Buyer Indemnified Part(y)(ies)	Section 9.2(a)
Buyer Permits	Section 5.6(a)
Cap	Section 9.3(b)
Casino Rouge	Recitals
Catfish	Recitals
Centroplex	Recitals
Centroplex Interests	Recitals
Closing	Section 3.1
Closing Balance Sheet	Section 2.4(a)
Closing Date	Section 3.1
Closing Escrow Agreement	Section 3.2(c)
Commitment Letter	Section 5.4
Confidentiality Agreements	Section 6.5(a)
Consent Decree	Recitals
Consents	Section 4.2(j)
Current Assets	Section 2.4(d)(i)
Current Liabilities	Section 2.4(d)(ii)
Deductible	Section 9.3(a)
Deposit	Section 2.3(a)
Deposit Escrow Agreement	Section 2.3(a)
ERISA	Section 4.13
Escrow Agent	Section 2.3
Estimated Working Capital	Section 2.2(c)
Final Purchase Price Adjustment	Section 2.4(c)
Financial Information	Section 4.4
Financing Sources	Section 5.4
FTC Documents	Recitals
Governmental Approvals	Section 6.6(a)
Hold Separate Order	Recitals
HSR Action	Section 6.6(a)
Indemnified Party	Section 9.4(a)
Indemnifying Party	Section 9.4(a)
Inspection	Section 6.5(a)
Jazz	Recitals
License Agreement	Section 3.2(h)
Losses	Section 9.2(a)
Leased Properties	Section 4.6(b)
Merger Agreement	Recitals
Monthly Financial Information	Section 4.4
New Gaming Activities	Section 6.14
Notification Deadline	Section 9.1
Partnership Interests	Recitals
Penn Confidentiality Agreement	Section 6.5
Permits	Section 4.11(a)
Preliminary Closing Balance Sheet	Section 2.2(c)
Preliminary Purchase Price Adjustment	Section 2.2(c)

Terms	Cross Reference Section in Agreement
Property Benefit Plans	Section 4.13
Property Employees	Section 4.13
Purchase Price	Section 2.2
Purchase Price Adjustment	Section 2.4(c)
Real Properties	Section 4.6(a)
Reference Balance Sheet	Section 2.2(b)
Reference Date	Section 2.2(b)
Reference Date Working Capital	Section 2.2(b)
Representatives	Section 6.3
Retained Litigation Claims	Section 9.4(b)
Seller	Preamble
Seller Confidentiality Agreement	Section 6.5
Seller Disclosure Letter	Article IV
Seller Indemnified Part(y)(ies)	Section 9.2(b)
Severance Plan	Section 6.4(c)
Shares	Recitals
Survival Period	Section 9.1(b)
Third Party Claims	Section 9.4(a)
Title Matters	Section 10.2(a)
Transferred Employees	Section 6.4(a)
Transition Services Agreement	Section 3.2(i)
Unaudited Financial Information	Section 4.4
Updated Seller Disclosure Letter	Section 11.13
Working Capital	Section 2.4(d)

Section 1.2                                   Interpretation

For all purposes of this Agreement, except as otherwise expressly provided,

(a)                                  the terms defined in this Article I have the meanings assigned to them in this Article I and include the plural as well as the singular,

(b)                                 all accounting terms not otherwise defined herein have the meanings assigned under GAAP, as in effect on the date hereof, unless otherwise stated,

(c)                                  all references in this Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement,

(d)                                 all references in this Agreement to designated Exhibits or Schedules are to the designated Exhibit or Schedule to this Agreement, unless otherwise indicated, and all Exhibits and Schedules to this Agreement are incorporated herein by reference,

(e)                                  pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms,

(f)                                    the words “herein,” “hereof,” “herewith,” “hereunder” and “hereto” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision,

(g)                                 the words “include,” “including” and other words of similar import mean “include, without limitation” or “including, without limitation,” regardless of whether any reference to “without limitation” or words of similar import is made,

(h)                                 the phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available,

(i)                                     each of Buyer, Seller and the ACBR Entities will be referred to herein individually as a “party” and collectively as “parties” (except where the context otherwise requires), and

(j)                                     “reasonable best efforts” when used in this Agreement shall not include efforts which require the performing party (A) to do any act that is unreasonable under the circumstances, (B) to make any capital expenditures not expressly contemplated hereunder, (C) to amend or waive, any rights under this Agreement, (D) to incur or expend any funds other than reasonable expenses incurred in satisfying its obligations hereunder, including the fees, expenses and disbursements of its accountants, actuaries, counsel and other professionals, or (E) in the case of Seller and its Affiliates, to solicit or obtain consents or waivers from any of its creditors or debt holders; and “best efforts” when used in this Agreement shall not include efforts which require the performing party to take any action set forth in clause (D) or (E) above.

ARTICLE II

PURCHASE AND SALE OF SHARES; PURCHASE PRICE

Section 2.1                                   Purchase and Sale of Shares

On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer agrees to purchase, acquire and accept from Seller, and Seller agrees to sell, transfer, assign, convey and deliver to Buyer, all of the Shares.

Section 2.2                                   Purchase Price

(a)                                  In consideration for the sale, transfer, assignment, conveyance and delivery to Buyer of all of the Shares, at the Closing, Buyer shall deliver or cause to be delivered to Seller an aggregate amount in cash equal to the sum (such sum, the “Purchase Price”) of:  (i) one hundred fifty million dollars ($150,000,000) (the “Base Purchase Price”) (minus the Credit), against which the amount of the Deposit released to Seller pursuant to Section 2.3(a) hereof and Section 6(a)(iii) of the Deposit Escrow Agreement shall be credited, and (ii) the Preliminary Purchase Price Adjustment, if any, in accordance with Section 2.2(c), by wire transfer or otherwise in immediately available funds in accordance with instructions delivered by Seller to Buyer at least two Business Days prior to the Closing Date.  The Purchase Price shall be subject to a Final Purchase Price Adjustment after the Closing pursuant to Section 2.4.

(b)                                 Seller has delivered to Buyer an unaudited consolidated balance sheet of the ACBR Entities as of March 31, 2005 (the “Reference Date”), a copy of which is set forth in Section 2.2(b) of the Seller Disclosure Letter (the “Reference Balance Sheet”).  The Reference Balance Sheet reflects the Adjustments required by the “Adjustment Notes” set forth therein (the “Adjustments”), and except for the Adjustments, has been prepared in accordance with GAAP and on a basis consistent with the Financial Information of the ACBR Entities.  The Reference Balance Sheet sets forth the amount of

Working Capital of the ACBR Entities as of the Reference Date (the “Reference Date Working Capital”).

(c)                                  At least five business days before the Closing, Seller shall deliver to Buyer a preliminary Closing Balance Sheet (prepared as of the end of the most recent calendar month for which balance sheet data is available in the ordinary course business) (the “Preliminary Closing Balance Sheet”).  The Preliminary Closing Balance Sheet will reflect the Adjustments and, except for the Adjustments, will be prepared in accordance with GAAP and on a basis consistent with the Financial Information of the ACBR Entities.  The Preliminary Closing Balance Sheet will set forth a good faith estimate of the amount of Working Capital of the ACBR Entities as of the Closing Date (such estimate, the “Estimated Working Capital”).  The “Preliminary Purchase Price Adjustment” (which may be positive or negative) shall equal the difference between (x) Estimated Working Capital and (y) Reference Date Working Capital, and shall be made as follows:  (i) if the Estimated Working Capital is greater than the Reference Date Working Capital, then the Preliminary Purchase Price Adjustment shall be positive, and the Base Purchase Price shall be increased by the amount of such difference as provided in Section 2.2(a)(ii), and (ii) if the Estimated Working Capital is less than the Reference Date Working Capital, then the Preliminary Purchase Price Adjustment shall be negative, and the Base Purchase Price shall be reduced by the amount of such difference as provided in Section 2.2(a)(ii).

(d)                                 At or prior to Closing, (i) Seller shall make such transfers of funds, settle such intercompany accounts and take such other actions as are necessary to make effective, as of the Closing, the Adjustments, and (ii) Seller shall have paid off, had released or otherwise satisfied the mortgages and UCC financing statements, shown on the UCC-11 Search, in favor of Wells Fargo Bank, National Association, as agent, and that certain preferred mortgage, shown on the Vessel Abstract, in favor of Wells Fargo Bank, National Association, as agent, recorded on June 8, 1999 in the amount of $875,000,000 in Book 99-45, 699.

Section 2.3                                   Deposit

(a)                                  On the date of execution of the Agreement to Execute, Buyer deposited an amount equal to fifteen million dollars ($15,000,000) (such amount, including the interest accrued thereon, the “Deposit”) with First American Title Company, Philadelphia Branch (the “Escrow Agent”), pursuant to an escrow agreement dated as of the date of execution of the Agreement to Execute and attached hereto as Exhibit A (the “Deposit Escrow Agreement”) executed and delivered by Penn, Buyer and the Escrow Agent.  At the Closing, the Deposit shall be credited against the Purchase Price and the Deposit shall be promptly released and paid by the Escrow Agent to Seller pursuant to this Section 2.3(a) and the terms of the Deposit Escrow Agreement.  Upon the termination of this Agreement, the Deposit shall be payable pursuant to Section 8.2(c), and thereafter shall be promptly released by the Escrow Agent to Buyer or Seller, as applicable, pursuant to Section 8.2(c) and the terms of the Deposit Escrow Agreement.

(b)                                 Seller and Buyer agree to execute and be bound by such other reasonable and customary escrow instructions as may be necessary or reasonably required by the Escrow Agent or the parties hereto in order to consummate the purchase and sale contemplated herein, or otherwise to distribute and pay the funds held in escrow as provided in this Agreement and the Deposit Escrow Agreement; provided that such escrow instructions are consistent with the terms of this Agreement and the Deposit Escrow Agreement.  In the event of any inconsistency between the terms and provisions of such supplemental escrow instructions and the terms and provisions of this Agreement, or any inconsistency between the terms and provisions of the Deposit Escrow Agreement and the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control, absent an express written agreement between the parties hereto to the contrary which acknowledges this Section 2.3(b).

Section 2.4                                   Post-Closing Adjustment to Purchase Price

(a)                                  As soon as reasonably practical following (but not more than 60 days after) the Closing Date, Seller and Buyer shall jointly prepare an unaudited consolidated balance sheet of the ACBR Entities as of the Closing Date (the “Closing Balance Sheet”).  The Closing Balance Sheet will reflect the Adjustments and, except for the Adjustments, will be prepared in accordance with GAAP and on a basis consistent with the Financial Information of the ACBR Entities.  The Closing Balance Sheet will set forth the actual amount of Working Capital of the ACBR Entities as of the Closing Date (the “Closing Date Working Capital”).

(b)                                 The Closing Balance Sheet, including the Closing Date Working Capital, shall become final and binding upon the parties unless within 60 days following the Closing Date, Seller and Buyer have been unable to agree on a final Closing Balance Sheet, including the Closing Date Working Capital, in which case Seller and Buyer shall negotiate in good faith to resolve any differences for an additional 30 days.  If by the end of the additional 30 day period such differences have not been resolved, they shall be resolved by the Philadelphia, Pennsylvania office of an accounting firm mutually acceptable to Seller and Buyer, and such firm’s opinion thereon and the resulting Closing Balance Sheet, including the Closing Date Working Capital, shall be final, binding and not subject to any appeal.  The fees and expenses of such accounting firm in connection with any such resolution shall be paid one-half by Seller and one-half by Buyer.

(c)                                  Within 10 days following the final determination of the Closing Balance Sheet and the Closing Date Working Capital, a final adjustment to the Purchase Price (the “Final Purchase Price Adjustment”) shall be made and paid as follows:  (i) if the Closing Date Working Capital is less than the Estimated Working Capital, then Seller shall promptly pay, or cause to be paid to Buyer, in cash, an amount equal to the amount of such difference; and (ii) if the Closing Date Working Capital is greater than the Estimated Working Capital, then Buyer shall promptly pay, or cause to be paid to Seller, in cash, an amount equal to the amount of such difference; and

(d)                                 As used herein, the term “Working Capital” means the calculation, using the same methodology set forth on the Reference Balance Sheet, of the current assets of the ACBR Entities (other than Excluded Assets) minus the current liabilities of the ACBR Entities as set forth on the Reference Date Balance Sheet, the Preliminary Closing Balance Sheet and the Closing Date Balance Sheet, as applicable.

(e)                                  Any and all payments required to be made pursuant to this Section 2.4 shall be made by wire transfer or otherwise in immediately available funds in accordance with instructions delivered by the applicable payee to the applicable payor prior to the time such payment is required to be made.

(f)                                    Nothing in this Section 2.4 shall preclude any party from exercising, or shall adversely affect or otherwise limit in any respect the exercise of, any right or remedy available to it hereunder for any misrepresentation or breach of warranty hereunder, but neither Buyer nor Seller shall have any right to dispute the Closing Balance Sheet, or the Closing Date Working Capital, or any portion thereof once it has been finally determined in accordance with Section 2.4(b).

Section 2.5                                   Excluded Assets

Notwithstanding anything to the contrary contained in this Agreement, the sale of the Shares shall not include the Excluded Assets and, prior to the Closing, Seller and its Affiliates shall be entitled to retain or remove from the Property, as applicable (or cause the ACBR Entities to transfer to Seller and/or such Affiliates of Seller), in each case, without additional remuneration therefor, any and all of the

Excluded Assets.  Notwithstanding anything to the contrary contained in this Agreement, Seller and its Affiliates may retain and use, at their own expense, archival copies of all of the documents or materials transferred hereunder (including, without limitation, all customer databases, customer lists and all historical records of customers of which Seller or its Affiliates will retain copies and the right to use in connection with their marketing and loyalty programs or otherwise, subject to the provisions of Section 6.14), in each case, which (a) are used in connection with Seller’s or its Affiliates’ businesses, other than the Property, except to the extent prohibited by the FTC Documents, or (b) Seller in good faith determines it is reasonably likely to need access to in connection with the defense (or any counterclaim, cross-claim or similar claim in connection therewith) of any suit, claim, action, proceeding or investigation against or by the ACBR Entities, Seller or any of its Affiliates pending or threatened as of the Closing Date.

Section 2.6                                   Allocation of Purchase Price

Within 60 days following the Closing, Seller will prepare a purchase price allocation schedule in respect of the AGL Shares, the Jazz Shares, and the assets represented by the Centroplex Interests, including with respect to the Centroplex Interests the preparation of Internal Revenue Service Form 8594, and subject to the review and reasonable approval by Buyer within 30 days after receipt of such allocation schedule, Buyer and Seller agree to (i) prepare and file each of their respective Tax Returns on a basis consistent with such allocation schedule and (ii) unless otherwise required by applicable Law, take no position inconsistent with such allocation schedule on any applicable Tax Return, in any audit or proceeding before any taxing authority, in any report made for tax, financial accounting, or for any other purpose.  Buyer and Seller shall resolve in good faith any differences with respect to the purchase price allocation schedule.

ARTICLE III

CLOSING

Section 3.1                                   Closing Date.

The closing of the purchase and sale of the Shares provided for in this Agreement (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP located at 300 South Grand Avenue, Suite 3400, Los Angeles, California 90071, on a date (the “Closing Date”) to be specified by Seller and Buyer, which date shall be no later than the fifth business day following the date on which all conditions to Closing set forth in Article VII have been satisfied or, if permissible, waived by the party entitled to make such a waiver, or at such other time as Seller and Buyer may agree.  Subject to Article VIII, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 3.1 will not result in termination of this Agreement and will not relieve any party of any obligations under this Agreement.

Section 3.2                                   Deliveries at Closing

The following documents will be executed and delivered, as applicable, by Seller and/or Buyer, as described below, at or prior to the Closing:

(a)                                  Shares.  At the Closing, Seller shall deliver or cause to be delivered to Buyer certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer.

(b)                                 Resignations.  At the Closing, Seller shall use reasonable efforts to deliver or cause to be delivered to Buyer written resignations of any and all directors, officers and committee chairpersons of the ACBR Entities.

(c)                                  Purchase Price.  Buyer shall deliver or cause to be delivered cash in the amount of the Purchase Price pursuant to Section 2.2.

(d)                                 Buyer Certificates.  Buyer shall deliver to Seller the certificates required by Sections 7.3(a) and (b).

(e)                                  Seller Certificates.  Seller shall deliver to Buyer the certificates required by Sections 7.2(a) and (b).

(f)                                    Non-Foreign Affidavit.  Seller (or the appropriate Affiliate of Seller) shall execute and deliver a Non-Foreign Affidavit in the form attached hereto as Exhibit B.

(g)                                 License Agreement.  Seller and Buyer shall execute and deliver the form of license agreement attached hereto as Exhibit C (the “License Agreement”) for the transitional use of the Intellectual Property set forth therein.

(h)                                 ACBR Customer Database.  Seller shall deliver to Buyer a copy (in either electronic or printed form as reasonably requested by Buyer) of that portion of the Customer Database that includes the names and certain key tendencies (with respect to the Property) of customers listed in the Customer Database who have visited the Property prior to the Closing (the “ACBR Customer Database”), which ACBR Customer Database shall be in the format and contain the categories of information set forth on Exhibit H and which information shall date from approximately mid 2002 to the Closing.

(i)                                     Consents.  Seller shall deliver to Buyer copies of the executed consents and approvals, if any, listed in Section 4.2(c) of the Seller Disclosure Letter.

(j)                                     Other Documents.  Each party shall deliver any other documents, instruments or agreements which are reasonably requested by the other party that are reasonably necessary to consummate the transactions contemplated hereby and have not previously been delivered.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer, except as set forth herein and in the Disclosure Letter delivered by Seller to Buyer on the date of this Agreement (the “Seller Disclosure Letter”), as follows:

Section 4.1                                   Organization and Qualification of the ACBR Entities

Each of Seller and the ACBR Entities (i) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, as the case may be, (ii) has the requisite corporate, partnership or similar power and authority to own, lease and operate its properties and to carry on its business as now conducted, and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have an ACBR Material Adverse Effect.

Section 4.2                                   Authority; No Conflict; Required Filings and Consents

(a)                                  Each of Seller and the ACBR Entities has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions to which it is a party that are contemplated by this Agreement.  The execution and delivery of this Agreement by each of Seller and the ACBR Entities and the consummation by each of Seller and the ACBR Entities of the transactions to which it is a party that are contemplated by this Agreement have been duly authorized by all necessary action on the part of each of Seller and the ACBR Entities, respectively.  This Agreement has been duly executed and delivered by each of Seller and the ACBR Entities, and assuming this Agreement constitutes the valid and binding obligation of the other parties hereto, this Agreement constitutes the valid and binding obligation of each of Seller and the ACBR Entities, enforceable against each of Seller and the ACBR Entities, respectively, in accordance with its terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity.

(b)                                 The execution and delivery of this Agreement by each of Seller and the ACBR Entities does not, and the consummation by each of Seller and the ACBR Entities of the transactions to which it is a party that are contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the organizational documents of Seller or any of the ACBR Entities, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture or other agreement to which Seller or any of the ACBR Entities is a party or otherwise bound, or (iii) subject to the governmental filings and other matters referred to in Section 4.2(c), contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Entity or any other Person the right to revoke, withdraw, suspend, cancel, terminate, or modify any permit, concession, franchise, license, judgment, or Law applicable to any of the ACBR Entities, except in the case of clauses (ii) and (iii) for any such breaches, contraventions, rights, conflicts, violations, defaults, terminations, cancellations, accelerations, losses or failures to obtain any such consent or waiver which (x) are not, individually or in the aggregate, reasonably likely to have an ACBR Material Adverse Effect or (y) would not materially impair or materially delay the Closing.

(c)                                  No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to Seller or any of the ACBR Entities in connection with the execution and delivery of this Agreement by Seller or any of the ACBR Entities or the consummation by Seller or any of the ACBR Entities of the transactions to which it is a party that are contemplated hereby, except for (i) any approvals or filing of notices required under the Gaming Laws, (ii) such consents, approvals, orders, authorizations, permits, filings, declarations or registrations related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages or the renaming or rebranding of the operations at the Property, (iii) such other filings, consents, approvals, orders, authorizations, permits, registrations and declarations as may be required under the Laws of any jurisdiction in which Seller or any of the ACBR Entities conducts any business or owns any assets, the failure of which to make or obtain would not, individually or in the aggregate, be reasonably likely to have an ACBR Material Adverse Effect, (iv) the consents, approvals, orders, authorizations, registrations, permits, declarations or filings listed in Section 4.2(c) of the Seller Disclosure Letter, and (v) any consents, approvals, orders, authorizations, registrations, permits, declarations or filings required to be obtained or made by Buyer or any of its Subsidiaries, Affiliates or key employees (including, without limitation, under the Gaming Laws).

Section 4.3                                   Capitalization

(a)                                  Section 4.3(a) of the Seller Disclosure Letter sets forth: (a) the authorized capital of each of the ACBR Entities, (b) the number of issued and outstanding shares of capital stock, limited liability company interests or partnership interests, as the case may be, of the ACBR Entities, and (c) the record owners of such shares of capital stock, limited liability company interests and partnership interests.  On the Closing Date, Seller will be the record and beneficial owner and holder of all of the Shares, and AGL and Jazz will be the record and beneficial owner and holder of all of the Partnership Interests, in each case, free and clear of all Encumbrances (other than Encumbrances approved in writing or created by Buyer), and any other limitation or restriction (including any restriction on the right to vote or sell the same (except for any restrictions on transfer as may be provided as a matter of Law or any restrictions on ownership as may be provided under the Gaming Laws) and any agreements, subscriptions, options, warrants, calls, proxies, commitments or rights (contingent or otherwise) of any character granting to any person, any interest in or right to vote or acquire from the holder thereof at any time, or upon the happening of any stated event, any Shares or Partnership Interests).  All of the Shares and Partnership Interests have been duly authorized, and all of the AGL Shares and all of the Jazz Shares are validly issued, fully paid and nonassessable.  The Shares and the Partnership Interests have not been issued in violation of, and are not subject to, any preemptive, stock purchase or other rights to acquire equity interests in any of the ACBR Entities.

(b)                                 Other than as set forth in Section 4.3(a) of the Seller Disclosure Letter, (i) there are no outstanding equity securities of any of the ACBR Entities, (ii) except for this Agreement, there are no agreements, arrangements, options, warrants, calls, rights or commitments relating to the issuance, sale, purchase, exchange, conversion, transfer or redemption of any equity interests in any of the ACBR Entities, and (iii) none of the ACBR Entities owns or has any contract to acquire any equity interests of any person (other than another ACBR Entity) or any direct or indirect equity or ownership interests in any other business.

Section 4.4                                   Financial Statements

Section 4.4 of the Seller Disclosure Letter contains a true and complete copy of: (i) the audited balance sheets as of, and statements of income for the twelve month periods ending, December 31, 2003 and December 31, 2004, for Catfish (the “Audited Financial Information”), (ii) the unaudited balance sheets as of December 31, 2003 and December 31, 2004, and the unaudited statements of income for each month in the twelve month period ending December 31, 2003 and December 31, 2004, for each of AGL, Jazz and Centroplex (the “Unaudited Financial Information”), and (iii) the unaudited monthly statements of income for the three month period ending on the Reference Date, for each of the ACBR Entities (the “Monthly Financial Information,” and, collectively with the Audited Financial Information and the Unaudited Financial Information, the “Financial Information”).  Except as noted therein and except for normal period-end adjustments and the lack of footnotes with respect to the Unaudited Financial Information, the Financial Information was prepared in accordance with GAAP in effect at the time of such preparation applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such Financial Information) and fairly presented in all material respects the consolidated financial position of the ACBR Entities as of such date, subject, in the case of the Unaudited Financial Information, to normally recurring year-end audit adjustments.  Notwithstanding the foregoing, Buyer acknowledges that such Financial Information was prepared by Seller or its Affiliates for internal purposes, reflects allocation of some but not necessarily all costs incurred by Affiliates of the ACBR Entities for their benefit, and that no representation or warranty is made that Buyer will be able to operate the Property for the costs reflected in the Financial Information.

Section 4.5                                   No Undisclosed Liabilities

None of the ACBR Entities has any liabilities of any nature required by GAAP to be reflected on the balance sheet of such ACBR Entity or in the notes thereto, except (i) liabilities that are reflected in, reserved against or disclosed in the Financial Information or any of the notes thereto, (ii) liabilities that were incurred after the Reference Date in the ordinary course of business of the ACBR Entities, (iii) liabilities that are set forth in Section 4.5 of the Seller Disclosure Letter or (iv) liabilities that would not have, individually or in the aggregate, an ACBR Material Adverse Effect.

Section 4.6                                   Real Property

(a)                                  Section 4.6(a) of the Seller Disclosure Letter sets forth a list of all real property owned by the ACBR Entities (collectively, other than the Excluded Property, the “Real Properties”).  Seller has good and valid fee title to the Real Properties, free and clear of all Encumbrances, except for Permitted Encumbrances.  None of the ACBR Entities has received any written notices that any condemnation, eminent domain or similar proceeding affecting all or any material portion of its respective Real Property is pending or threatened, which if determined adversely to the ACBR Entities would reasonably be expected to have, individually or in the aggregate, an ACBR Material Adverse Effect.  Except as set forth in Section 4.6(a) of the Seller Disclosure Letter, none of the ACBR Entities has leased or otherwise granted to any person any leasehold interest in any Real Property.

(b)                                 Section 4.6(b) of the Seller Disclosure Letter sets forth a list of all real property leased by the ACBR Entities as of the date of this Agreement (collectively, the “Leased Properties”).  Except as set forth in Section 4.6(b) of the Seller Disclosure Letter, and except as would not reasonably be expected to have, individually or in the aggregate, an ACBR Material Adverse Effect, each of the ACBR Entities has a valid leasehold, license or other interest in its applicable Leased Property, free and clear of all Encumbrances, except for Permitted Encumbrances.

Section 4.7                                   Intellectual Property

Section 4.7 of the Seller Disclosure Letter sets forth the registered Intellectual Property and applications therefor that are owned by the ACBR Entities and will be transferred to Buyer pursuant to the transactions contemplated by this Agreement.  To Seller’s knowledge, the ACBR Entities own or possess adequate and enforceable rights to use such Intellectual Property set forth in Section 4.7 of the Seller Disclosure Letter.

Section 4.8                                   Agreements, Contracts and Commitments

(a)                                  All Contracts to which any of the ACBR Entities is a party or to which any of the ACBR Entities or any of its properties is subject or by which any of the ACBR Entities or any of its properties is bound that are Material Contracts are listed in Section 4.8(a) of the Seller Disclosure Letter.

(b)                                 Except as would not reasonably be expected to have, individually or in the aggregate, an ACBR Material Adverse Effect, the Material Contracts are, to the knowledge of Seller, valid and binding obligations of the applicable ACBR Entity, as the case may be, enforceable by such ACBR Entity in accordance with their respective terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether enforcement is sought in equity or at law).

(c)                                  Except as set forth in Section 4.8(c) of the Seller Disclosure Letter, (i) none of the ACBR Entities is (with or without the lapse of time or the giving of notice, or both) in breach of or in default under any of the Material Contracts, and (ii) to the knowledge of Seller, no other party to any of the Material Contracts is (with or without the lapse of time or the giving of notice, or both) in breach of or in default under any of the Material Contracts, except, in the case of each of clauses (i) and (ii), for such breaches or defaults that would not reasonably be expected to have, individually or in the aggregate, an ACBR Material Adverse Effect.

Section 4.9                                   Litigation; Orders

Except as set forth in Section 4.9 of the Seller Disclosure Letter, (a) there is no Proceeding pending or, to the knowledge of Seller, threatened against any of the ACBR Entities or any of their properties or assets (other than the Excluded Assets), before any Governmental Entity that would reasonably be expected to have, individually or in the aggregate, an ACBR Material Adverse Effect, and (b) there is no Order outstanding against any of the ACBR Entities that would reasonably be expected to have, individually or in the aggregate, an ACBR Material Adverse Effect.  To the knowledge of Seller, none of the ACBR Entities is in default under any Order of any Governmental Entity, except for any such default or defaults that would not reasonably be expected to have, individually or in the aggregate, an ACBR Material Adverse Effect.

Section 4.10                            Environmental Matters

Except as set forth in Section 4.10 of the Seller Disclosure Letter and except as would not reasonably be expected to have, individually or in the aggregate, an ACBR Material Adverse Effect, to the knowledge of Seller, (i) the ACBR Entities are in compliance with all applicable federal, state, and local laws governing pollution or the protection of the environment (“Environmental Laws”), (ii) none of the ACBR Entities has received any written notice with respect to the business of, or any property owned or leased by, any of the ACBR Entities from any Governmental Entity or third party alleging that the ACBR Entities are not in compliance with any Environmental Law, and (iii) none of the ACBR Entities has caused any “release” of a “hazardous substance,” as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., on any real property owned or leased by any of the ACBR Entities that requires remediation or investigation under Environmental Laws.  The representations and warranties in this Section 4.10 constitute the sole representations and warranties concerning environmental matters in this Agreement.

Section 4.11                            Permits; Compliance with Laws

(a)                                  The ACBR Entities and, to Seller’s knowledge, each of their respective directors, officers, Persons performing management functions similar to officers and partners hold all permits, registrations, findings of suitability, licenses, variances, exemptions, certificates of occupancy, orders and approvals of all Governmental Entities (including all authorizations under Gaming Laws, the Merchant Marine Act of 1920 and the Shipping Act of 1916 and Certificates of Inspection issued by the U.S. Coast Guard) (collectively “Permits”), necessary to conduct the business and operations conducted at the Property, except for such Permits, the failure of which to hold, would not reasonably be expected to have, individually or in the aggregate, an ACBR Material Adverse Effect (the “ACBR Permits”), each of which ACBR Permit is in full force and effect in all material respects, and, to Seller’s knowledge, no event has occurred which permits, or upon the giving of notice or passage of time or both, would permit, revocation, non-renewal, modification, suspension, limitation or termination of any ACBR Permit that currently is in effect, the loss of which either, individually or in the aggregate, would be reasonably likely to have an ACBR Material Adverse Effect.  The ACBR Entities, and to Seller’s knowledge, each of their respective directors, officers, key employees and Persons performing management functions similar to officers and partners, are in compliance with the terms of the ACBR Permits, except for such failures to comply which would not, individually or in the aggregate, be reasonably likely to have an ACBR Material

Adverse Effect.  To Seller’s knowledge, and except as set forth in Section 4.11 of the Seller Disclosure Letter, the businesses conducted by the ACBR Entities are not being conducted in violation of any applicable Law of any Governmental Entity (including, without limitation, any Gaming Laws), except for possible violations which, individually or in the aggregate, do not and would not be reasonably likely to have an ACBR Material Adverse Effect.  The ACBR Entities have not received a notice of any investigation or review by any Governmental Entity with respect to the ACBR Entities or the Property that is pending, and, to the knowledge of Seller, no investigation or review is threatened, nor has any Governmental Entity indicated any intention to conduct the same, other than those the outcome of which would not, individually or in the aggregate, be reasonably likely to have an ACBR Material Adverse Effect.

(b)                                 None of the ACBR Entities or, to Seller’s knowledge, any of their respective directors, officers, key employees or Persons performing management functions similar to officers or partners has received any written claim, demand, notice, complaint, court order or administrative order from any Governmental Entity in the past three years under, or relating to any violation or possible violation of any Gaming Laws related to actions or inactions at the Property which did or would be reasonably likely to result in fines or penalties of $100,000 or more.  To Seller’s knowledge, there are no facts, which if known to the regulators under the Gaming Laws will or would be reasonably likely to result in the revocation, limitation or suspension of any material license, finding of suitability, registration, permit or approval related to the ACBR Entities or the Property under the Gaming Laws.

Section 4.12                            Labor Matters

Except as set forth in Section 4.12 of the Seller Disclosure Letter, (a) there are no written collective bargaining agreements to which any of the ACBR Entities is a party or by which any of the ACBR Entities is bound, (b) there is no labor strike, slowdown, work stoppage or lockout pending, or to the knowledge of Seller, threatened against any of the ACBR Entities which would be reasonably likely to have, individually or in the aggregate, an ACBR Material Adverse Effect, and (c) there is no material unfair labor practice charge or complaint pending or, to the knowledge of Seller, threatened against any of the ACBR Entities, before the National Labor Relations Board which would be reasonably likely to have, individually or in the aggregate, an ACBR Material Adverse Effect.

Section 4.13                            Employee Benefits

Section 4.13 of the Seller Disclosure Letter sets forth an accurate and complete list of all (a) ”employee welfare benefit plans,” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder (“ERISA”); (b) ”employee pension benefit plans,” within the meaning of Section 3(2) of ERISA; and (c) bonus, stock option, stock purchase, restricted stock, incentive, fringe benefit, profit-sharing, pension or retirement, deferred compensation, medical, life insurance, disability, accident, salary continuation, severance, accrued leave, vacation, sick pay, sick leave, supplemental retirement, unemployment and other employee benefit plans, programs, agreements and arrangements (whether or not insured) maintained or contributed to or required to be contributed to by (i) Seller (with respect to the Property) or (ii) the ACBR Entities (with respect to the Property) for the benefit of employees employed by any of the ACBR Entities in the Property’s business (the “Property Employees”) or employees employed in the Property’s business that have entered into management contracts with Seller (the “Argosy Property Employees”).  The plans, programs, agreements and arrangements described in the preceding sentence are sometimes referred to herein as the “Property Benefit Plans.”

Section 4.14                            Brokers

Except for Bear, Stearns & Co. Inc. (the “Broker”), none of Seller, the ACBR Entities nor any of their respective Affiliates or Representatives has employed any broker, financial advisor or finder or incurred any Liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.  Seller shall be solely obligated to pay Broker any and all fees, commissions and finder fees in connection with this transaction.  The provisions of this Section 4.14 shall survive the Closing or earlier termination of this Agreement.

Section 4.15                            Taxes

There is no tax sharing agreement that will require any payment by the ACBR Entities after the Closing Date.  There are no Encumbrances for Taxes except for Permitted Encumbrances.

Section 4.16                            Insurance

The insurance policies maintained by Seller, the ACBR Entities or their respective Affiliates in respect of the Property insure against risks and liabilities customary in the industry.

Section 4.17                            Vessel

(a)                                  The Vessel is currently documented with the United States Coast Guard.  Seller has good and merchantable title to the Vessel free and clear of all Encumbrances except Permitted Encumbrances.  The Seller does not make any representations or warranties as to the condition or seaworthiness of the Vessel.

(b)                                 Each of Seller and the ACBR Entities is, and on the Closing Date, will be, a citizen of the United States, within the meaning of Section 2 of the Shipping Act, 1916, as amended (“Shipping Act”), and the Vessel is U.S. flagged, U.S. built and fully qualified to engage in the coastwise trade of the United States.  To Seller’s and ACBR Entities’ knowledge (i) at no time has the Vessel been sold, leased or chartered to a person other than a citizen of the United States within the meaning of the Shipping Act, and (ii) at no time has the Vessel been flagged, documented, registered or operated under the authority or registry of a country other than the United States.

Section 4.18                            Computer Software

Section 4.18 of the Seller Disclosure Letter sets forth a true and correct list of all material computer software used at the Property by the ACBR Entities that is intended to continue to be available for use by the ACBR Entities following the Closing (the “Assumed Software”).

Section 4.19                            Personal Property

Except for Permitted Encumbrances and excluding the Excluded Assets, the ACBR Entities have good and valid title to, or an adequate leasehold interest in, or other legal right to, all tangible personal property necessary to conduct its business as presently conducted, except as would not have an ACBR Material Adverse Effect.  Notwithstanding anything contained in this Section 4.19, the representations contained herein do not concern the Real Properties, the Leased Properties or the Intellectual Property, which are the subject of the representations in Sections 4.6 and 4.7, respectively.

Section 4.20                            Property and Assets Sufficient for Conduct of Business

Subject to the terms of the License Agreement, the Transition Services Agreement and Section 6.16, the Property and other assets and rights of the ACBR Entities, other than the Excluded Assets, constitute all of the assets, properties, and rights required for the operation of the business of the ACBR Entities substantially in the manner as it is presently operated.

Section 4.21                            No Other Representations

Except for the representations and warranties made by Seller that are contained in this Article IV and in the Seller Disclosure Letter, none of Seller or the ACBR Entities, nor any other person or entity acting on behalf of Seller or the ACBR Entities, makes any representations or warranty, express or implied, and the Sellers hereby disclaim any other representations and warranties made by Seller, or any of their respective officers, directors, employees, shareholders, controlling persons, Affiliates, agents, advisors or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to any of them or their respective representatives of any documentation or other information with respect to any one or more of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT GUARANTOR

Each of Buyer and Parent Guarantor represents and warrants to Seller, except as set forth herein and in the Disclosure Letter delivered by Buyer to Seller on the date of this Agreement (the “Buyer Disclosure Letter”), as follows:

Section 5.1                                   Organization and Qualification of Buyer and Parent Guarantor

Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Louisiana.  Buyer will, upon the consummation of the transactions contemplated by this Agreement, have all necessary power and authority to own, lease and operate the Property and to carry on the business of the ACBR Entities as now conducted.  Parent Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

Section 5.2                                   Authority; No Conflict; Required Filings and Consents

(a)                                  Each of Buyer and Parent Guarantor has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions to which it is a party that are contemplated by this Agreement.  The execution and delivery of this Agreement by each of Buyer and Parent Guarantor and the consummation by each of Buyer and Parent Guarantor of the transactions to which it is a party that are contemplated by this Agreement have been duly authorized by all necessary action on the part of each of Buyer and Parent Guarantor, respectively.  This Agreement has been duly executed and delivered by each of Buyer and Parent Guarantor, and assuming this Agreement constitutes the valid and binding obligation of the other parties hereto, this Agreement constitutes the valid and binding obligation of each of Buyer and Parent Guarantor, enforceable against each of Buyer and Parent Guarantor, respectively, in accordance with its terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity.

(b)                                 The execution and delivery of this Agreement by each of Buyer and Parent Guarantor does not, and the consummation by each of Buyer and Parent Guarantor of the transactions to which it is a party that are contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the organization documents of Buyer or Parent Guarantor, respectively, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture or other agreement to which Buyer or Parent Guarantor, respectively, is a party or otherwise bound, or (iii) subject to the governmental filings and other matters referred to in Section 5.2(c), contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Entity or any other Person the right to revoke, withdraw, suspend, cancel, terminate, or modify any permit, concession, franchise, license, judgment, or Law applicable to Buyer or Parent Guarantor, respectively, or any of its properties or assets.

(c)                                  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyer or Parent Guarantor in connection with the execution and delivery of this Agreement by Buyer or Parent Guarantor, respectively, or the consummation by Buyer or Parent Guarantor, respectively, of the transactions to which it is a party that are contemplated hereby, except for (i) any approvals or filing of notices required under the Gaming Laws, (ii) such consents, approvals, orders, authorizations, permits, filings, declarations or registrations related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages or the renaming or rebranding of the operations at the Property owned and operated by Buyer, (iii) such other filings, consents, approvals, orders, authorizations, permits, registrations and declarations as may be required under the Laws of any jurisdiction in which Buyer or Parent Guarantor, respectively, conducts any business or owns any assets, and (iv) any consents, approvals, orders, authorizations, registrations, permits, declaration or filings required to be obtained or made by Seller, any of the ACBR Entities or any of their Affiliates or key employees (including, without limitation, under the Gaming Laws).

Section 5.3                                   Brokers

Except as set forth in Section 5.3 of the Buyer Disclosure Letter, none of Buyer nor any of its Affiliates or Representatives has employed any broker, financial advisor or finder or incurred any Liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

Section 5.4                                   Financing

Buyer and Parent Guarantor have as of the date hereof and will have available on the Closing Date sufficient funds to enable Buyer to pay the Purchase Price, and all fees and expenses necessary or related to the consummation of the transactions contemplated by this Agreement.

Section 5.5                                   Licensability of Principals

Neither Buyer nor any of its Representatives or Affiliates has ever been denied, or had revoked, a gaming license by a Governmental Entity or Gaming Authority.  Buyer and each of its Representatives and Affiliates is in good standing in each of the jurisdictions in which Buyer or any of its Affiliates owns or operates gaming facilities.  There are no facts, which if known to the regulators under the Gaming Laws, that would (a) be reasonably likely to result in the denial, revocation, limitation or suspension of a gaming license or (b) result in a negative outcome to any finding of suitability proceedings currently pending, or under the suitability proceedings necessary for the consummation of this Agreement.

Section 5.6            Compliance with Gaming Laws

(a)           Buyer, and  each of its directors, officers, key employees and Persons performing management functions similar to officers and partners hold all Permits necessary to conduct the business and operations of Buyer (the “Buyer Permits”), each of which Buyer Permit is in full force and effect in all material respects and, to Buyer’s knowledge, no event has occurred which permits, or upon the giving of notice or passage of time or both would permit, revocation, non-renewal, modification, suspension, limitation or termination of any Buyer Permit that currently is in effect the loss of which either, individually or in the aggregate, would be reasonably likely to have a Buyer Material Adverse Effect.  Buyer, and to Buyer’s knowledge, each of its directors, officers, key employees and Persons performing management functions similar to officers and partners are in compliance with the terms of the Buyer Permits, except for such failures to comply, which singly or in the aggregate, would not, individually or in the aggregate, be reasonably likely to have a Buyer Material Adverse Effect.  Buyer has not received notice of any investigation or review by any Governmental Entity under any Gaming Law with respect to Buyer or any of its Affiliates that is pending, and, to the knowledge of Buyer, no investigation or review is threatened, nor has any Governmental Entity indicated any intention to conduct the same, other than those the outcome of which would not, individually or in the aggregate, be reasonably likely to have a Buyer Material Adverse Effect.

(b)           Neither Buyer, nor any director, officer, key employee or partner of Buyer or their Affiliates has received any written claim, demand, notice, complaint, court order or administrative order from any Governmental Entity in the past three years under, or relating to any violation or possible violation of any Gaming Laws which did or would be reasonably likely to result in fines or penalties of $100,000 or more.  To the knowledge of Buyer, there are no facts, which if known to the regulators under the Gaming Laws will or could reasonably be expected to result in the revocation, limitation or suspension of a material license, finding of suitability, registration, permit or approval of them, or any of their officers, directors, key employees or Persons performing management functions similar to an officer or partner, or limited partner under any Gaming Laws.  Neither Buyer nor any officer, director, key employee or Person performing any management functions similar to an officer or partner of Buyer or their Affiliates, has suffered a suspension or revocation of any Buyer Permit held under the Gaming Laws.

Section 5.7            Purchase For Investment

Buyer is acquiring the Shares for its own account and for investment purposes, and not with a view to, or for offer or sale in connection with, any distribution of the Shares.  Buyer (i) is knowledgeable, sophisticated and experienced in business and financial matters and fully understands the limitations on transfer, and (ii) is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act.

Section 5.8            Investigation by Buyer; Seller’s Liability

Buyer acknowledges and agrees that it has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Property and the ACBR Entities, which investigation, review and analysis was done by Buyer and its Affiliates and, to the extent Buyer deemed appropriate, by Buyer’s Representatives.  Without limitation of the foregoing, Buyer acknowledges that the Purchase Price has been negotiated based on Buyer’s express agreement that there would be no contingencies (financial or otherwise) to Closing other than the conditions set forth in Article VII.  Buyer acknowledges that, should the Closing occur, Buyer will acquire the Property and the ACBR Entities and their respective properties, assets and liabilities in an “As Is” condition and on a “Where Is” basis, as set forth in Section 10.1, without any representation or warranty of any kind, express or implied, except such representations and warranties expressly set forth in this Agreement.  Further, without limiting any representation, warranty or covenant of Seller or the ACBR Entities expressly set forth herein, Buyer acknowledges that it has waived and hereby waives as a condition to Closing any further due diligence reviews, inspections or examinations with respect to the Property or the ACBR Entities, including, without limitation, with respect to engineering, environmental, title, survey, financial, operational, regulatory and legal compliance matters.

Section 5.9            Litigation

There are no Proceedings pending or, to Buyer’s knowledge, threatened against Buyer before any Governmental Entity, which, if determined adversely, could prevent or materially delay Buyer from completing any of the transactions contemplated by this Agreement.

Section 5.10         Citizenship

On the Closing Date, Buyer is a citizen of the United States, within the meaning of Section 2 of the Shipping Act.

ARTICLE VI

COVENANTS

Section 6.1            Conduct of Business of the ACBR Entities

(a)           During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Closing, subject to the limitations set forth below, Seller shall cause the ACBR Entities to carry on their business in the ordinary course in substantially the same manner as previously conducted, pay their debts and Taxes when due (subject to good faith disputes over such debts or Taxes), and, to the extent consistent with the operation of the Property in the ordinary course of business, use reasonable best efforts to preserve intact their present business organization, keep available the services of their present officers and key employees and preserve their relationships with customers, suppliers, distributors, and others having business dealings with them, in each case, except to the extent that Buyer shall otherwise consent in writing, which consent shall not be unreasonably withheld.  Notwithstanding the foregoing, Seller’s obligations to comply with this Section 6.1(a) shall be subject to the limitations set forth in the FTC Documents and Section 6.1(f) below.

(b)           Without limiting the generality of the foregoing, except (i) as expressly contemplated by this Agreement, (ii) as is required by, or necessary pursuant to, the FTC Documents to maintain the viability and marketability of the Property and to prevent the destruction, removal, wasting, deterioration, or impairment of the Property, except for ordinary wear and tear (including, but not limited to, regular repair and maintenance efforts, continuation of any planned capital expenditures, and marketing and promotional programs), but subject to Section 6.1(f) below, (iii) as disclosed in Section 6.1(b) of the Seller Disclosure Letter, or (iv) with respect to the Excluded Assets, which Excluded Assets Seller and its Affiliates shall be entitled to retain, and the ACBR Entities shall transfer to Seller and/or such Affiliates of Seller on or prior to the Closing as provided in Section 2.5, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Closing, without the written consent of Buyer (which consent shall not be unreasonably withheld), Seller agrees that it shall not cause the ACBR Entities to:

(i)            sell, pledge, lease, dispose of, grant, encumber or otherwise authorize the sale, pledge, disposition, grant or Encumbrance of the Property except for (1) sales of current assets in the ordinary course of business in connection with the operation of the Property, (2) sales of equipment and other non-current assets in the ordinary course of business in connection with the operation of the Property or (3) other sales which do not exceed, either individually or in the aggregate, the amounts set forth in Section 6.1(b)(i)(3) of the Seller Disclosure Letter;

(ii)           incur any material Liabilities, except in the ordinary course of business; or make or agree to make any capital expenditures, other than capital expenditures that are made in the ordinary course of business consistent with past practice (as determined by the ACBR Entities without interference by the Seller) and that are made (x) substantially in accordance with the levels (in dollars), categories and timing for capital expenditures contained in the 2005 capital expenditure budget attached to Section 6.1(b)(ii) of the Seller Disclosure Letter or (y) otherwise consistent with the ACBR Entities’ past practice and operating strategy and, in the case of this clause (y) in an aggregate amount that does not exceed the amount set forth in Section 6.1(b)(ii) of the Seller Disclosure Letter;

(iii)          modify, amend or terminate any of the Material Contracts or waive, release or assign any rights or claims, except in the ordinary course of business or as required by applicable Law;

(iv)          except in the ordinary course of business, subject the Property to any Encumbrance, other than Permitted Encumbrances;

(v)           fail to maintain the existing insurance coverage of all types relating to the Property (however, in the event any such coverage shall be terminated or lapse, to the extent available at reasonable cost, the ACBR Entities may procure substantially similar substitute insurance policies which in all material respects are in at least such amounts and against such risks as are currently covered by such policies);

(vi)          except (x) in the ordinary course of business or (y) as may be required by Contract, award or increase any bonuses, salaries, or other compensation to any member, director, officer, or Property Employee, or enter into any employment, severance, or similar Contract with any member, director, officer, or Property Employee; or

(vii)         enter into a Contract to do any of the foregoing, or to authorize or announce an intention to do any of the foregoing.

(c)           Notwithstanding anything in this Agreement (including the restrictions set forth in Sections 6.1(a) and (b)), but subject to Section 6.1(f) below, nothing herein shall preclude Seller, the ACBR Entities or any of their respective Affiliates from taking any action that is required by, or necessary pursuant to, the FTC Documents to maintain the viability and marketability of the Property and to prevent the destruction, removal, wasting, deterioration, or impairment of the Property, except for ordinary wear and tear (including, but not limited to, regular repair and maintenance efforts, continuation of any planned capital expenditures, and marketing and promotional programs), or any action that Seller or Penn in good faith determines is reasonably required in order to consummate the transactions contemplated thereby.

(d)           On or before the Closing Date, Seller shall terminate or cause to be terminated any tax sharing agreement solely among or between any ACBR Entities and Seller.

(e)           For purposes of this Section 6.1, “ordinary course of business” or “ordinary course” shall mean the ordinary course of business of the ACBR Entities, Seller or Penn.

(f)            None of Section 6.1(c), clause (ii) of the first paragraph of Section 6.1(b) or the last sentence of Section 6.1(a) (collectively, the “FTC Provisions”) shall permit Seller to create any liability other than a current liability or create any post-Closing obligation of the ACBR Entities or Buyer, in each case, unless otherwise permitted or not prohibited by the provisions of this Section 6.1 other than the FTC Provisions.  If, pursuant to the FTC Provisions, Seller creates any liability other than a current liability or creates any post-Closing obligation of the ACBR Entities or Buyer, then, in each such case, the parties agree that such liability or obligation shall be reflected as a current liability for purposes of calculating Working Capital.

Section 6.2            Cooperation; Notice; Cure

Subject to compliance with applicable Law (including, without limitation, antitrust Laws and Gaming Laws), from the date hereof until the Closing, Seller and Buyer shall confer on a regular and frequent basis with one or more representatives of the other party to report on the general status of ongoing operations of the Property.  Seller and Buyer shall promptly notify each other in writing of, and will use reasonable best efforts to cure before the Closing Date, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that causes or will cause any covenant or agreement of Seller or Buyer under this Agreement to be breached in any material respect or that renders or will render untrue in any material respect any representation or warranty of Seller or Buyer contained in this Agreement.  Nothing contained in Section 6.1 shall prevent Seller from giving such notice, using such efforts or taking any action to cure or curing any such event, transaction or circumstance.  No notice given pursuant to this Section 6.2 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

Section 6.3            No Solicitation

Subject to obligations imposed by applicable Law, prior to the earlier of the Closing and the termination of this Agreement in accordance with Section 8.1, Seller shall not and shall cause the  ACBR Entities not to, directly or indirectly, through any of their respective officers, directors, employees, financial advisors, agents or other representatives (collectively, “Representatives”) (i) solicit or initiate any inquiries or proposals that constitute, or could reasonably be expected to lead to, an Acquisition Proposal with respect to the ACBR Entities, (ii) engage in negotiations with any Person (or group of Persons) other than Buyer or its respective Affiliates concerning, or (iii) provide any non-public information to any person or entity relating to, any Acquisition Proposal, in the case of each of clauses (i), (ii) and (iii), except to the extent that the Board of Directors of Seller reasonably determines in good faith that such actions would be required for directors of Seller to comply with, or that failure to take such actions could reasonably be expected to constitute a failure to comply with, their respective fiduciary duties under applicable Laws.

Section 6.4            Employee Matters

(a)           Prior to the Closing, Buyer shall consider causing the ACBR Entities to make written offers of employment to all Argosy Property Employees, and, to the extent any such offers are made, such offers shall remain open for at least ten days from the date on which they are delivered to such Argosy Property Employees, and which offers, in the exercise of each Argosy Property Employee’s sole discretion, may be accepted (any accepted offer becoming effective as of the Closing) or rejected by such Argosy Property Employee.  In the event that an Argosy Property Employee elects not to accept such offer or such offer is not made to such Argosy Property Employee, such Argosy Property Employee shall continue to be employed by Seller or its Affiliates on the same terms and conditions, subject to such Argosy Property Employee and Seller or its Affiliates mutually agreeing on a new position for such employee.  All Property Employees who are employed by the ACBR Entities in the Property’s business as of the Closing shall continue as employees of the ACBR Entities as of the Closing and, together with all Argosy Property Employees who are offered and accept employment with the ACBR Entities, shall be referred to herein as “Transferred Employees.”

(b)           For a period of at least one year immediately following the Closing Date, Buyer shall provide benefits to each Transferred Employee remaining employed by the ACBR Entities that are, in the aggregate, at least as favorable as those provided to similarly situated employees of Affiliates of Buyer.

(c)           From and after the Closing Date, Buyer shall honor in accordance with their respective terms (as in effect on the date of this Agreement), all the employment, severance and termination agreements disclosed in Section 4.13 of the Seller Disclosure Letter with respect to all Transferred Employees.  With respect to Transferred Employees who have been designated as Key Employees under the Argosy Gaming Company Corporate and Key Employee Severance Pay Plan (the “Severance Plan”), for a period of at least one year immediately following the Closing Date, Buyer shall honor the Severance Plan in accordance with its terms as in effect on the date of this Agreement for a period of at least one year immediately following the Closing Date.

(d)           With respect to any employee or employee benefit plan, program or arrangement maintained by Buyer, for all purposes of determining eligibility to participate and vesting, and (with respect only to any severance plan, program or arrangement) for purposes of benefit accrual, a Transferred Employee’s service with the ACBR Entities or Seller shall be treated as service with Buyer; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(e)           Buyer shall waive, or cause to be waived, to the extent permitted by Buyer’s benefit plans, any pre-existing condition limitation under any welfare benefit plan maintained by Buyer or any of its Affiliates in which Transferred Employees (and their eligible dependents) will be eligible to participate from and after the Closing, except to the extent such pre-existing condition limitation would have been applicable under the comparable Property Benefit Plan immediately prior to the Closing.  Buyer shall recognize the dollar amount of all expenses incurred by each Transferred Employee (and his or her eligible dependents) during the calendar year in which the Closing occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Closing, to the extent such deductibles and co-payments credits are permitted by Buyer’s benefit plans.

(f)            Buyer shall not, and shall cause each of its Affiliates not to, at any time during the ninety (90) days following the Closing Date, effectuate a “plant closing” or “mass layoff,” as those terms are defined in the WARN Act, affecting in whole or in part any site of employment, facility, operating unit or employee of Seller, without complying fully with the notice requirements and other provisions of the WARN Act, and Buyer shall give concurrent notice to Seller in the event that Buyer of any of its Affiliates effectuates any of the foregoing.  Buyer agrees that from and after the Closing Date, Buyer shall be responsible for any notification required under the WARN Act with respect to the Transferred Employees.

(g)           Notwithstanding anything to the contrary in this Section 6.4, (i) Seller and Buyer each shall pay one-half of any retention bonuses required to be paid pursuant to the Argosy Gaming Company Retention Bonus Plan (other than any retention bonuses payable to Frank Quigley), and (ii) Seller shall pay 100% of any amounts required to be paid to Frank Quigley, as a result of the consummation of the transactions contemplated by this Agreement or his termination by Seller, pursuant to (x) the Argosy Gaming Company Retention Bonus Plan and (y) the Argosy Gaming Company Corporate and Key

Employee Severance Plan pursuant to the modification to Seller offer letter to Frank Quigley dated May 16, 2005.

Section 6.5            Access to Information and the Property

(a)           Upon reasonable notice, subject to applicable Law, including without limitation, antitrust Laws and Gaming Laws, Seller shall permit Buyer’s Representatives to have reasonable access, during normal business hours during the period from the date hereof to the Closing, to the Property and to all of the ACBR Entities’ respective personnel, properties, books, Property Benefit Plans, insurance records, Tax Returns, Contracts and records, in each case, other than any information pertaining to Excluded Assets, as Buyer may reasonably request (collectively, the “Inspection”); provided, however, that (i) Buyer shall provide Seller and the ACBR Entities with at least twenty-four hours’ prior written notice of any Inspection; (ii) if Seller or any of the ACBR Entities so requests, Buyer’s Representatives shall be accompanied by a Representative of Seller or the ACBR Entities; (iii) Buyer shall not initiate contact with employees or other representatives of Seller or the ACBR Entities other than Seller’s or the ACBR Entities’ Representatives or other individuals designated by any of Seller’s or the ACBR Entities’ Representatives without the prior written consent of Seller’s or the ACBR Entities’ Representatives, which consent shall not be unreasonably withheld or delayed; (iv) Buyer’s Representatives shall not be entitled to perform any physical testing of any nature with respect to any portion of the Property without Seller’s prior written consent, which consent may be withheld if in the judgment of Seller’s Representatives such testing would interfere with the operation of the business conducted at the Property; (v) Buyer shall not unduly interfere with the operation of the business conducted at the Property; (vi) Buyer shall, at its sole cost and expense, promptly repair any damage to the Property or any other property owned by a Person other than Buyer arising from or caused by such Inspection, and shall reimburse Seller for any loss arising from or caused by any Inspection, and restore the Property or such other third-party property to substantially the same condition as existed prior to such Inspection, and shall indemnify, defend and hold harmless the ACBR Entities, Seller and their respective Affiliates from and against any personal injury or property damage claims, liabilities, judgments or expenses (including reasonable attorneys’ fees) incurred by any of them arising or resulting therefrom; and (vii) in no event shall the results of any such Inspection or Buyer’s satisfaction therewith be a condition to Buyer’s obligations hereunder, it being the intent of Buyer to purchase the Property in an “As Is” condition and on a “Where Is” basis as set forth in Section 10.1.  Buyer will hold and cause its Representatives to hold any such information furnished to it by Seller, which is nonpublic in confidence in accordance with (x) the confidentiality agreement dated April 26, 2005 between Penn and Buyer (the “Penn Confidentiality Agreement”), and (y) the confidentiality agreement dated April 26, 2005 between Seller and Buyer (the “Seller Confidentiality Agreement” and, together with the Penn Confidentiality Agreement, the “Confidentiality Agreements”).  The Confidentiality Agreements shall survive the Closing and continue in full force and effect thereafter.  Notwithstanding anything to the contrary, in the event any proprietary information or knowledge relating to an Excluded Asset is obtained, revealed or otherwise made known to Buyer, Buyer shall not reveal, disclose, employ or otherwise use any such proprietary information and will hold such information in confidence in accordance with the Confidentiality Agreements.  No information or knowledge obtained in any investigation pursuant to this Section 6.5 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the transactions contemplated herein.

(b)           Following the Closing, upon reasonable notice, Buyer and Seller shall (and shall cause their respective Affiliates and Representatives (including, in the case of Buyer, the ACBR Entities) to) provide the other parties hereto and their respective Affiliates and Representatives with reasonable access and duplicating rights, during normal business hours, to all of Buyer’s, the ACBR Entities, and Seller’s  personnel, properties, books, Tax Returns, insurance records, Property Benefit Plans, contracts, commitments and records included in or related to the ACBR Entities, the Property, the Argosy Property

Employees or the Property Employees and shall cooperate with the requesting party, as reasonably necessary for such requesting party to pursue any Proceeding relating to the claims in connection with this Agreement and the transactions contemplated hereby, including, without limitation, any suit, claim, action, proceeding or investigation related to the Excluded Assets and any current or former Argosy Property Employees or Property Employees.  Notwithstanding the foregoing, no party shall be required to provide any information which (i) it reasonably believes it may not provide to the requesting party or its respective Affiliates and Representatives by reason of applicable Law or by a confidentiality agreement with a third party, and if, in the case of a confidentiality agreement, the non-requesting party has used reasonable best efforts to obtain the consent of such party to such disclosure, or (ii) constitutes information protected by the attorney/client and/or attorney work product privilege.  If any material is withheld by the non-requesting party pursuant to the immediately preceding sentence, such non-requesting party shall inform the requesting party as to the general nature of the material which is being withheld.

Section 6.6            Governmental Approvals

(a)           Subject to Section 6.1(c), Parent Guarantor, Buyer and Seller shall cooperate with each other and use their respective best efforts to (i) as promptly as practicable, take, or cause to be taken, all appropriate action, and do or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions governed by this Agreement as promptly as practicable and to permit Buyer to own the Shares, and the ACBR Entities to operate the Property, in each case, after the Closing in substantially the same manner as owned and operated by Seller and its subsidiaries prior to the Closing, (ii) obtain all Gaming Approvals, (iii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required (A) to be obtained or made by the ACBR Entities, Seller or Buyer or any of their respective Affiliates or any of their respective Representatives and (B) to avoid any action or proceeding by any Governmental Entity, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions governed herein, and (iv) make all necessary filings, and thereafter make any other required submissions with respect to this Agreement, as required under (A) any applicable federal or state securities Laws, (B) the Gaming Laws, (C) antitrust laws, including the Hart-Scott-Rodino Improvements Act of 1976 (the “HSR Act”), and (D) any other applicable Law (the Gaming Approvals and the other consents, licenses, permits, waivers, approvals, authorizations, orders, filings and other submissions referred to in clauses (ii) through (iv), collectively, the “Governmental Approvals”), and to comply with the terms and conditions of all such Governmental Approvals.  The parties hereto and their respective Representatives and Affiliates shall file within ten days after the date hereof, all required initial applications and documents in connection with obtaining the Governmental Approvals (including without limitation under applicable Gaming Laws) and shall act diligently and promptly to pursue the Governmental Approvals and shall cooperate with each other in connection with the making of all filings referenced in the preceding sentence, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith.  Buyer and Seller shall use reasonable best efforts to schedule and attend any hearings or meetings with Governmental Entities to obtain the Governmental Approvals as promptly as possible.  Buyer and Seller shall have the right to review in advance and, to the extent practicable, each will consult the other parties hereto on, in each case, subject to applicable Laws relating to the exchange of information (including, without limitation, antitrust laws and any Gaming Laws), all the information relating to Buyer, Seller or the ACBR Entities, as the case may be, and any of their respective Affiliates or Representatives which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions governed by this Agreement.  Without limiting the foregoing, Buyer and Seller will notify the other parties hereto promptly of the receipt of comments or requests from Governmental Entities relating to Governmental

Approvals, and will supply the other party with copies of all correspondence between the notifying party or any of its Representatives and Governmental Entities with respect to Governmental Approvals.

(b)           Without limiting Section 6.6(a), Parent Guarantor, Buyer and Seller shall:

(i)            each use its reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, on or before the Outside Date, including defending through litigation on the merits any claim asserted in any court by any Person;

(ii)           each use its reasonable best efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Entity with respect to the Closing so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date), including implementing, contesting or resisting any litigation before any court or quasi-judicial administrative tribunal seeking to restrain or enjoin the Closing; provided, however, that Buyer and its Affiliates shall not be required to (and, except as required by the FTC Documents, nothing in this Agreement shall require Seller, Penn, the ACBR Entities or any of their respective Affiliates to) enter into or commit to any divestitures, licenses or hold separate or similar arrangements with respect to its, or their respective assets or conduct of business arrangements, to the extent necessary to obtain any approval from a Governmental Entity required to consummate the transactions contemplated hereby; and

(iii)          cooperate with each other and each use its best efforts to, as promptly as practicable, take, or cause to be taken, all appropriate action, and to do or cause to be done, all things required by, or necessary, proper or advisable under applicable Law or otherwise (including, in the case of Buyer, all things reasonably requested by Seller) to carry out the terms, intent and purposes of, the FTC Documents.

(c)           Buyer and Seller shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions governed by this Agreement which causes such party to reasonably believe that there is a reasonable likelihood that such consent or approval from such Governmental Entity will not be obtained or that the receipt of any such approval will be materially delayed.  Buyer and Seller shall use their reasonable best efforts to take, or cause to be taken, all actions reasonably necessary to defend any lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions governed by this Agreement, seeking to prevent the entry by any Governmental Entity of any decree, injunction or other order challenging this Agreement or the consummation of the transactions governed by this Agreement, appealing as promptly as possible any such decree, injunction or other order and having any such decree, injunction or other order vacated or reversed.

(d)           From the date of this Agreement until the Closing, each party shall promptly notify the other party hereto in writing of any pending or, to the knowledge of Seller or Buyer, as appropriate, threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking damages in connection with the Closing or any other transaction governed by this Agreement or (ii) seeking to restrain or prohibit the consummation of the Closing.

(e)           Parent Guarantor shall cause Buyer to be capitalized to the extent and in the manner necessary for Buyer to satisfy the financial suitability requirements for licensure under the Gaming Laws.

Section 6.7            Publicity

Seller and Buyer shall agree on the form and content of the initial press release regarding the transactions contemplated hereby, thereafter shall consult with each other before issuing, and shall provide each other the opportunity to review and comment upon and use all reasonable efforts to agree upon, any press release or other public statement with respect to any of the transactions contemplated hereby.  Seller and Buyer shall not issue any such press release or make any such public statement prior to such consultation and prior to considering in good faith any such comments, except as may be required by applicable Law (including without limitation the Securities Act, the Exchange Act, any rules and regulations of the National Association of Securities Dealers, Inc. and any Gaming Laws) or any listing agreement with the New York Stock Exchange or the NASDAQ Stock Market.  Notwithstanding anything to the contrary herein, Buyer and Seller or their respective Affiliates may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by Buyer and Seller and do not reveal non-public information regarding the ACBR Entities, Buyer or Seller.

Section 6.8            Further Assurances and Actions

(a)           Subject to the terms and conditions herein, each party hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using its reasonable best efforts (i) to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to Contracts with each party hereto as are necessary for consummation of the transactions contemplated by this Agreement, and (ii) to fulfill all conditions precedent applicable to such party pursuant to this Agreement.

(b)           In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement or to vest Buyer with full title to the Shares, the proper officers and/or directors of Buyer and Seller shall take all action reasonably necessary (including executing and delivering further notices, assumptions, releases and acquisitions); provided, that if such action is necessary due to events or circumstances particular to Buyer, Buyer shall bear the cost of such action.

Section 6.9            Transfer Taxes

All transfer, documentary, sales, use, stamp, registration and other such Taxes (including all applicable real estate transfer or gains Taxes) and related fees (including any penalties, interest and additions to Tax) incurred with respect to the Shares pursuant to this Agreement shall be borne by Buyer.  Except as required by applicable Law, Buyer shall prepare, execute and file all Tax Returns and other documentation on a timely basis as may be required to comply with the provisions of any such Tax Laws.

Section 6.10         Reservations; Chips

(a)           Reservations.  Buyer will honor the terms and rates of all pre-Closing reservations (in accordance with their terms) at the Property by customers, including advance reservation cash deposits, for services confirmed by the ACBR Entities for dates after the Closing Date, to the extent that such reservations were made in the ordinary course of business consistent with past practices of the ACBR Entities.  The ACBR Entities may continue to accept reservations for periods after the Closing in the ordinary course of business in operating the Property, consistent with past practices of the ACBR Entities.  Buyer recognizes that such reservations may include discounts or other benefits, including, without limitation, benefits extended under Seller’s player loyalty program or any other frequent player or casino awards programs, group discounts, other discounts or requirements that food, beverage or other benefits be delivered by Buyer to the guest(s) holding such reservations.  Buyer will honor all banquet facility and service agreements which have been granted to groups, persons or other customers for periods after the Closing Date at the rates and terms provided in such agreements, to the extent that such agreements were made in the ordinary course of business consistent with past practices of the ACBR Entities.  Buyer agrees that neither Seller nor the ACBR Entities can make any representation or warranty that any party holding a reservation or agreement for facilities or services will utilize such reservation or honor such agreement.  Buyer, by the execution hereof, solely assumes the risk of non-utilization of reservations and non-performance of such agreements from and after the Closing.

(b)           Destruction of Chips.  Upon the expiration or earlier termination of the License Agreement, Buyer will (i) cease to issue or use and will not reissue or reuse any of Seller’s gaming chips, tokens or plaquemines and (ii) be solely responsible and liable for compliance with applicable Louisiana Gaming Regulations or other Gaming Laws, including any obligation to destroy such gaming chips, tokens or plaquemines.

Section 6.11         Insurance Policies

The ACBR Entities’ fire and casualty insurance and other insurance policies shall be cancelled by Seller or any of its Affiliates as of the Closing Date, and any refunded premiums shall be retained by Seller.  Buyer will be solely responsible for acquiring and placing its casualty insurance, business interruption insurance, liability insurance and other insurance policies for periods after the Closing.

Section 6.12         Certain Transactions

(a)           Prior to the Closing, Buyer shall not take, or agree to commit to take, any action that (or fail to take, or agree to fail to take, any action, which failure to take) would or is reasonably likely to delay the receipt of, or to adversely impact the ability of Buyer to obtain, any Governmental Approval necessary for the consummation of the transactions contemplated by this Agreement or necessary to permit Buyer to own the Shares, and the ACBR Entities to operate the Property, in each case, after the Closing in substantially the same manner as owned and operated by Seller and its subsidiaries prior to the Closing.

(b)           Prior to the Closing, Parent Guarantor and Buyer’s and Parent Guarantor’s respective Affiliates and Representatives shall not (i) take, or agree or commit to take, any fraudulent or criminal action that would or is reasonably likely to delay the receipt of, or to adversely impact the ability of Buyer to obtain, or (ii) take, or agree or commit to take, any other action (or fail to take, or agree to fail to take, any action) with the intent of delaying the receipt of, or adversely impacting the ability of Buyer to obtain, in each case, any Governmental Approval necessary for the consummation of the transactions contemplated by this Agreement or necessary to permit Buyer to own the Shares, and the ACBR Entities to operate the Property, in each case, after the Closing in substantially the same manner as owned and operated by Seller and its subsidiaries prior to the Closing.

(c)           Without limiting the foregoing:

(i)            neither Parent Guarantor nor Buyer nor any of their respective Affiliates shall withdraw, rescind, revoke or otherwise terminate or cancel any applications, filings or other submissions made in connection with obtaining any Governmental Approvals (or shall cause any of the foregoing to occur); and

(ii)           if (a) any Governmental Entity has issued an order, decree or ruling or taken any other action, in each case, denying Buyer any necessary Governmental Approvals or determining or indicating that such Governmental Entity will not issue to Buyer all necessary Governmental Approvals, or (b) a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing and the transactions contemplated hereby, Buyer, Parent Guarantor and their Affiliates shall use their respective best efforts to have vacated, lifted, reversed or overturned any such order, decree, ruling or action and to have issued such Governmental Approvals (including exhausting all available remedies, challenges and appeals).

Section 6.13         Insurance; Casualty and Condemnation

(a)           If, before the Closing, the Property is damaged by fire or other casualty, and such damage does not result in an ACBR Material Adverse Effect, the Closing shall proceed as scheduled and Seller shall, as of the Closing Date, (i) promptly pay to Buyer all insurance proceeds received by Seller, the ACBR Entities or their respective Affiliates with respect to such damage, destruction or other loss, less any proceeds applied to the physical restoration of the Property, and (ii) assign to Buyer all rights of Seller, the ACBR Entities and their respective Affiliates against third parties (other than against its insurance carriers) with respect to any causes of action, whether or not litigation has commenced as of the Closing Date, in connection with such damage, destruction or other loss, provided, that the proceeds of such insurance shall be subject to (and recovery thereon shall be reduced by the amount of) any applicable deductibles and co-payment provisions or any payment or reimbursement and shall constitute full compensation for the damage to the Property, and Seller shall have no responsibility for restoration or repair of the Property or any resultant loss, directly, by subrogation, or otherwise.

(b)           In the event a condemnation proceeding or payment in lieu of condemnation occurs relative to any part of the Property prior to the Closing Date, and such proceeding does not result in an ACBR Material Adverse Effect, Seller shall assign and turn over to Buyer, and Buyer shall be entitled to receive and keep, all awards for the taking by condemnation and Buyer shall be deemed to have accepted the Property subject to the taking without reduction in the Purchase Price.

(c)           In the event a casualty or condemnation occurs prior to the Closing Date that results in an ACBR Material Adverse Effect, Buyer shall have the option, by written notice to Seller and the Escrow Agent, to either (i) proceed with the Closing whereby the provisions of this Section 6.13 shall govern as if the casualty or condemnation did not result in an ACBR Material Adverse Effect, or (ii) terminate this Agreement whereby the Deposit shall be immediately refunded to Buyer and Buyer shall have no further liability or obligations hereunder.

Section 6.14         Customer Data

Except as set forth in this Section 6.14, within ten days following the Closing Date, Seller and its Affiliates shall (i) expunge the ACBR Customer Database from the Customer Database, and (ii) implement access restrictions to prevent Casino Rouge (and Penn, Seller and their respective Affiliates) from accessing the ACBR Customer Database.  Notwithstanding the foregoing, nothing in this Section 6.14 shall restrict or prohibit Seller or any of its Affiliates from marketing to any customer in the ACBR Customer Database if (i) such customer appears on customer or marketing lists or other databases of Seller or any of its Affiliates due to visiting casinos affiliated with Penn, Seller or their respective Affiliates, other than the Property, (ii) such customer initiates gaming activities at any of the other properties or facilities of Seller or any of its Affiliates, including Casino Rouge (“New Gaming Activities”) and prior to such New Gaming Activities, Seller has not breached the terms of this

Agreement with respect to such customer, or (iii) such customer is contacted by Seller or its Affiliates as part of a general marketing campaign without use of the ACBR Customer Database.

Section 6.15         Certain Notifications

From the date of this Agreement until the Closing, Seller and Buyer shall promptly notify the other parties hereto in writing regarding any:

(a)           breach of any covenant or obligation of such party hereunder, as applicable; and

(b)           fact, circumstance, event or action which will result in, or would reasonably be expected to result in, the failure of such party to timely satisfy any of the closing conditions specified in Article VII, as applicable.

Section 6.16         Post-Closing Use of Marks Associated with Seller

(a)           Buyer agrees that at and after the Closing (a) Buyer and the ACBR Entities shall not have the right to use any of the following (the “Argosy-Related Marks”):  the word “Argosy” or any other name, or any Intellectual Property, that relates to or is deceptively or confusingly similar to the name “Argosy” or to any Intellectual Property used by Seller (including, without limitation, the Excluded Intellectual Property), or that would in any way suggest a relationship or affiliation with Seller, or any other Excluded Intellectual Property, in conducting any business endeavor of any kind or nature whatsoever; and (b) Buyer and the ACBR Entities shall comply with the terms and provisions of the License Agreement.  Without limiting the foregoing, except as expressly permitted by the License Agreement, promptly following the Closing (and in no event later than the 90th day after the Closing) the ACBR Entities shall delete the word “Argosy” from their respective names, logos, marks, d/b/as (if any), and any other uses in association with their other Intellectual Property, other property or assets.

(b)           Without limiting the foregoing, except as expressly permitted by the License Agreement, as soon as reasonably practicable after the Closing Date, but in any event no later than 90 days from the Closing Date, Buyer shall cause the ACBR Entities to remove or cover the name “Argosy” and any other Argosy-Related Marks from all signs, billboards, advertising materials, chips, cards, gaming supplies and equipment, telephone listings, labels, stationery, office forms, packaging or other materials of the ACBR Entities, and thereafter, Buyer shall neither use nor permit any of the ACBR Entities to use such names or any other Argosy Related Marks in connection with the businesses of ACBR Entities or otherwise.  As soon as reasonably practicable after the Closing, but in any event no later than 90 days thereafter, Buyer shall cause each of the ACBR Entities to amend its certificate of incorporation, partnership agreement, limited liability company agreement and other applicable documents, subject to any required consent or approval of any other partner or member, which Buyer shall use their reasonable efforts to obtain, so as to delete any reference to “Argosy” in its legal name and, within such 90-day period, to make all required filings with Governmental Authorities to effect such amendments.

(c)           Each of the parties hereto acknowledges and agrees that the remedy at Law for any breach of the requirements of this Section 6.16 would be inadequate, and agrees and consents that without intending to limit any additional remedies that may be available, temporary and permanent injunctive and other equitable relief may be granted without proof of actual damage or inadequacy of legal remedy in any Proceeding which may be brought to enforce any of the provisions of this Section 6.16.

Section 6.17         No Control

Except as permitted by the terms of this Agreement, prior to the Closing, Buyer shall not directly or indirectly control, supervise, direct or interfere with, or attempt to control, supervise, direct or interfere with, the Property.  Until the Closing, the operations and affairs of the Property are the sole responsibility of and under the ACBR Entities’ complete control, except as provided for in this Agreement or in the FTC Documents.

Section 6.18         Employee Solicitation

(a)           Beginning on the date of this Agreement and continuing through the period ending on the first anniversary of the Closing Date, none of Penn, Seller or any of Seller’s Affiliates shall, directly or indirectly, solicit, entice, or encourage any person who shall have been a Property Employee or an Argosy Property Employee during such time, or any other employee of Buyer or the ACBR Entities during such time, to leave such person’s employment with Seller, Buyer or the ACBR Entities; provided, however, that the foregoing shall not apply to (x) a general solicitation of the public for employment so long as such general solicitation is not specifically targeted to any employee, officer or director of Buyer or any of the ACBR Entities, as the case may be, or (y) to individuals who initiate contact with Penn, Seller or any of Seller’s Affiliates regarding such employment without any encouragement or solicitation by Penn, Seller or any of Seller’s Affiliates.

(b)           Beginning on the date of this Agreement and continuing through the period ending on the first anniversary of the Closing Date, none of Parent Guarantor, Buyer or any of their Affiliates shall, directly or indirectly, solicit, entice, or encourage any person who shall have been an employee of Penn, Seller or their Affiliates (other than the ACBR Entities) during such time, and with whom Parent Guarantor, Buyer or any of their Affiliates had contact in connection with, or who were specifically identified to Parent Guarantor, Buyer or any of their Affiliates for purposes of, the transactions contemplated by this Agreement or the Agreement to Execute, to leave such person’s employment with Penn, Seller or their Affiliates (other than the ACBR Entities); provided, however, that the foregoing shall not apply to (x) a general solicitation of the public for employment so long as such general solicitation is not specifically targeted to any employee, officer or director of Penn, Seller or any of their Affiliates (other than the ACBR Entities), as the case may be, or (y) to individuals who initiate contact with Parent Guarantor, Buyer or any of their Affiliates regarding such employment without any encouragement or solicitation by Parent Guarantor, Buyer or any of their Affiliates.

Section 6.19         Excluded Property

(a)           None of Penn, Seller or any of their respective Affiliates shall, prior to or after the Closing, directly (or indirectly through their respective Representatives or otherwise), use the Excluded Property for any purpose that is, or is reasonably likely to be, competitive with any of the Property, or that is, or is reasonably likely to, adversely affect the business, assets, financial condition or results of operations of Buyer or any of the ACBR Entities.

(b)           Notwithstanding the foregoing, Section 6.19(a) shall not prohibit, restrict or otherwise apply to (i) the transfer by Seller or its Affiliates of any Excluded Property to the City of Baton Rouge or any other Governmental Entity, the use of such property by the City of Baton Rouge or any such other Governmental Entity or any consideration or benefits received by Seller and its Affiliates in exchange therefor, provided that the agreement or other instrument effecting such transfer shall contain a provision imposing use restrictions substantially similar to those set forth in Section 6.19(a) (in a form approved by Buyer, such approval not to be unreasonably withheld or delayed), or (ii) any other transfer by Seller or its Affiliates of any Excluded Property, the use of such property by the transferee thereof or any consideration or benefits received by Seller and its Affiliates in exchange therefor, provided that a written instrument evidencing the use restrictions set forth in Section 6.19(a), in a form reasonably approved by counsel for Buyer and Seller, shall have been previously recorded against the Excluded Property constituting real estate.

Section 6.20         Witter Lease

None of Penn, Seller or any of their respective Affiliates shall, prior to or after the Closing, directly (or indirectly through their respective Representatives or otherwise), solicit, entice, or encourage the landlord under the Witter Lease to terminate the Witter Lease or take, or agree to commit to take, any action that (or fail to take, or agree to fail to take, any action, which failure to take) would or is reasonably likely to result in such a termination.  In the event that the Witter Lease is terminated prior to or after Closing, none of Penn, Seller or any of their respective Affiliates shall, directly (or indirectly through their respective Representatives or otherwise), enter into a new lease for or acquire any interest in the property subject to the Witter Lease, or attempt to do so, or aid or assist anyone else to do so.

Section 6.21         Subsidiary Guarantees of Penn Notes

Concurrent with the Closing, the ACBR Entities shall be released from their Subsidiary Guarantees (as defined in the respective indentures) of Penn’s 8 7/8% Senior Subordinated Notes due 2010 and Penn’s 6 7/8% Senior Subordinated Notes 2011 pursuant to the respective indentures governing such Notes.

Section 6.22         Sheraton Hotel License Agreement

(a)           Parent Guarantor and Buyer shall cooperate with Seller and each shall use their respective best efforts to, as promptly as practicable, take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable, to assist Seller in obtaining, pursuant to the License Agreement, dated as of September 15, 2002 (the “Sheraton Agreement”), between The Sheraton Corporation (“Sheraton”) and Centroplex, the consent of Sheraton (the “Sheraton Consent”) to the “Transfer of Control” or “Transfer” (as such terms are defined in the Sheraton Agreement) that will result from the Closing of the transactions contemplated by this Agreement.

(b)           If Seller is unable to obtain the Sheraton Consent and, after the Closing, Sheraton elects to terminate the Sheraton Agreement as a result of Seller’s failure to obtain the Sheraton consent, then Buyer shall pay all amounts due to Sheraton pursuant to the Sheraton Agreement upon such termination.

Section 6.23         Sales and Franchise Tax Litigation

Seller and Buyer shall share, pro rata, based on the number of days in the applicable tax period prior to the Closing Date (in the case of Seller) and on and after the Closing Date (in the case of Buyer), any additional assessments made by the Department of Revenue, State of Louisiana, (a) for sales taxes for tax periods beginning on or after September 30, 2003 (the last day of the last tax period subject to the Sales Tax Litigation), which assessments arise out of the same issues as presented in the Sales Tax Litigation, and (b) for franchise taxes for tax periods beginning on or after December 31, 2001 (the last day of the last tax period subject to the Franchise Tax Litigation), which assessments arise out of the same issues as presented in the Franchise Tax Litigation.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1            Conditions to Each Party’s Obligation to Effect the Closing

The respective obligations of each party to this Agreement to effect the Closing are subject to the satisfaction of each of the following conditions on or prior to the Closing Date, any of which may be waived in whole or in part in a writing executed by all of the parties hereto:

(a)           No Injunctions.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction or statute, rule, regulation which is in effect (whether temporary, preliminary or permanent) and which prevents or prohibits the consummation of any of the transactions contemplated by the Agreement or that makes it illegal for either party hereto to perform its obligations hereunder.

(b)           Governmental Consents.  (i) Buyer, Seller and the ACBR Entities shall have obtained any and all Governmental Approvals and other approvals required to be obtained in connection with the transactions contemplated by this Agreement, and (ii) any waiting period under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or early termination shall have been granted without limitation, restriction or condition that has had or would reasonable be expected to have, individually or in the aggregate, an ACBR Material Adverse Effect.

Section 7.2            Additional Conditions to Obligations of Buyer

The obligation of Buyer to effect the Closing is subject to the satisfaction of each of the following conditions on or prior to the Closing Date, any of which may be waived in whole or in part in writing exclusively by Buyer:

(a)           Representations and Warranties.  The representations and warranties of Seller contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “ACBR Material Adverse Effect” set forth therein) at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in an ACBR Material Adverse Effect.  Buyer shall have received a certificate signed on behalf of Seller by an officer of Seller to such effect.

(b)           Performance of Obligations of Seller and the ACBR Entities.  Seller and the ACBR Entities shall have performed in all material respects all covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing, including without limitation delivery of items listed in Section 3.2.  Buyer shall have received a certificate signed on behalf of Seller and the ACBR Entities, respectively, by an officer of Seller and the ACBR Entities, respectively, to such effect.

(c)           ACBR Material Adverse Effect.  Since the date of the Agreement to Execute, there shall have been no ACBR Material Adverse Effect.

(d)           Title Policy.  Buyer shall have received a title policy or a marked-up Title Commitment relating to, and irrevocably committing to insure in accordance with the Title Commitment, title to the Real Properties.

Section 7.3            Additional Conditions to Obligations of Seller

The obligation of Seller to effect the Closing is subject to the satisfaction of each of the following conditions on or prior to the Closing Date, any of which may be waived in whole or in part in writing exclusively by Seller:

(a)           Representations and Warranties.  The representations and warranties of Buyer and Parent Guarantor contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Buyer Material Adverse Effect” set forth therein) at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a Buyer Material Adverse Effect.  Seller shall have received a certificate signed on behalf of Buyer and Parent Guarantor, respectively, by its chief executive officer or chief financial officer to such effect.

(b)           Performance of Obligations of Buyer.  Buyer and Parent Guarantor shall have performed in all material respects all covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing, including without limitation delivery of items listed in Section 3.2.  Seller shall have received a certificate signed on behalf of Buyer and Parent Guarantor, respectively, by the chief executive officer or chief financial officer of Buyer and Parent Guarantor, respectively, to such effect.

ARTICLE VIII

TERMINATION AND AMENDMENT

Section 8.1            Termination

This Agreement may be terminated at any time prior to the Closing (with respect to Sections 8.1(b) through 8.1(f), by written notice by the terminating party to the other party):

(a)           (i) by mutual agreement of Seller and Buyer or (ii) pursuant to Section 11.15(b)(A);

(b)           by either Buyer or Seller, if the transactions contemplated hereby shall not have been consummated on or prior to the Outside Date; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of or resulted in the failure of the Closing to occur on or before the Outside Date;

(c)           by either Buyer or Seller, if any Governmental Entity has issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case, denying Buyer any necessary Governmental Approvals or determining that such Governmental Entity will not issue to Buyer all necessary Governmental Approvals; provided, however, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) unless Buyer has complied with all of its obligations under Sections 6.6 and 6.12 (provided, that in determining whether Buyer has complied with all of its obligations under Sections 6.6 and 6.12, any breaches thereof which, individually and in the aggregate, are not material, have been cured and do not result in, or contribute to, such denial or the failure of Buyer to receive all necessary Governmental Approvals shall not be taken into account);

(d)           by either Buyer or Seller, if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case, having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing and the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or materially contributed to, such action; and provided further, that if such order, decree or ruling shall have been issued, or such action shall have been taken, by a Gaming Authority or in respect of any Gaming Approval, Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) unless Buyer has complied with all of its obligations under Sections 6.6 and 6.12 (provided, that in determining whether Buyer has complied with all of its obligations under Sections 6.6 and 6.12, any breaches thereof which, individually and in the aggregate, are not material, have been cured and do not result in, or contribute to, the issuance of such order, decree or ruling, or the taking of such action, by a Gaming Authority shall not be taken into account);

(e)           by Buyer, if Seller or any of the ACBR Entities has breached any representation, warranty, covenant or agreement on the part of Seller or any of the ACBR Entities, respectively, set forth in this Agreement which (i) would result in a failure of a condition set forth in Section 7.2(a) or (b) and (ii) is not cured in all material respects within thirty (30) calendar days after written notice thereof; provided, however, that if such breach cannot reasonably be cured within such thirty (30) day period but can be reasonably cured prior to the Outside Date, and Seller or any of the ACBR Entities is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 8.1(e); provided, further, that Buyer’s right to terminate this Agreement under this Section 8.1(e) shall not be available if, at the time of such intended termination, Seller has the right to terminate this Agreement under Section 8.1(b), (c), (d) or (f); and

(f)            by Seller, if Buyer or Parent Guarantor has breached any representation, warranty, covenant or agreement on the part of Buyer or Parent Guarantor, respectively, set forth in this Agreement which (i) would result in a failure of a condition set forth in Section 7.3(a) or (b) and (ii) is not cured in all material respects within thirty (30) calendar days after written notice thereof; provided, however, that if such breach cannot reasonably be cured within such thirty (30) day period but can be reasonably cured prior to the Outside Date, and Buyer or Parent Guarantor is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 8.1(f); provided, further, that Seller’s right to terminate this Agreement under this Section 8.1(f) shall not be available if, at the time of such intended termination, Buyer has the right to terminate this Agreement under Section 8.1(b), (c), (d) or (e).

Section 8.2            Effect of Termination

(a)           Liability.  In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no Liability on the part of Buyer, Seller, or any of the ACBR Entities or their respective Affiliates or Representatives, other than pursuant to Sections 6.5(a)(iii), 6.5(a)(vi), 8.2 (c) and Article XI, and the Confidentiality Agreements; provided, however, that nothing contained in this Section 8.2 shall relieve or limit the Liability of either party to this Agreement for (x) any fraudulent or willful breach of its representations or warranties set forth in this Agreement or (y) any material breach of its covenants or agreements set forth in this Agreement.

(b)           Fees and Expenses.  Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Closing is consummated.

(c)           Application of the Deposit

(i)            Upon the termination of this Agreement pursuant to Section 8.1(a), (b), (c), (d) or (e), the Deposit shall be paid to Buyer.

(ii)           Upon the termination of this Agreement pursuant to Section 8.1(f), the Deposit (excluding any interest accrued thereon) shall be paid to Seller, and any interest accrued on the Deposit shall be paid one-half to Seller and one-half to Buyer.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

Section 9.1            Survival of Representations, Warranties, Covenants and Agreements

(a)           Except as set forth in Article VIII and Section 9.1(b), the representations, warranties, covenants and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their Representatives whether prior to or after the execution of this Agreement.

(b)           The representations and warranties made by Seller and Buyer in this Agreement shall survive the Closing until (and claims based upon or arising out of such representations and warranties may be asserted at any time before) one year after the Closing Date.  The period of time a representation or warranty survives the Closing pursuant to the preceding sentence shall be the “Survival Period” with respect to such representation or warranty.  The parties intend for the preceding two sentences to shorten the otherwise applicable statute of limitations and agree that, subject to Section 9.1(c), no claim may be brought based upon, directly or indirectly, any of the representations and warranties contained in this Agreement after the Survival Period with respect to such representation or warranty.  The covenants and agreements of the parties hereto in this Agreement shall not survive the Closing, other than those covenants and agreements that are expressly required to remain in full force and effect after the Closing.

(c)           Any claim for indemnification pursuant to this Article IX must be given in accordance with Section 9.4 prior to the first anniversary of the Closing Date (the “Notification Deadline”); provided, further, however, that if a written notice of a claim has been given in good faith, with reasonable specificity as to the circumstances giving rise to, and the nature and amount of, such claim, in accordance with Section 9.4 prior to the Notification Deadline, then the party giving such notice shall continue to have the right to be indemnified with respect to the matter or matters to which such claim relates until such claim has been finally determined by (i) mutual written agreement of Buyer and Seller or (ii) a court of competent jurisdiction by final and nonappealable judgment.

Section 9.2            Indemnification

(a)           From and after the Closing, Seller shall indemnify, save and hold harmless Buyer and its Affiliates and their respective Representatives (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) from and against any and all costs, losses, Liabilities, obligations, damages, claims, demands and expenses (whether or not arising out of third party claims), including interest, penalties, reasonable attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing (herein, “Losses”), incurred in connection with, arising out of or resulting from:

(i)            any breach of any representation or warranty made by Seller in this Agreement;

(ii)           any breach of any covenant or agreement made, or to be performed, by Seller or, prior to Closing, the ACBR Entities in this Agreement;

(iii)          the Excluded Assets; and

(iv)          the Retained Litigation;

provided, that for purposes of this Section 9.2(a), in determining the amount of any Losses incurred in connection with, arising out of or resulting from any breach of any representation or warranty made by Seller in this Agreement or any breach of any covenant or agreement made, or to be performed, by Seller or, prior to Closing, the ACBR Entities, in this Agreement, any qualifications or limitations as to materiality (whether by reference to ACBR Material Adverse Effect or otherwise) contained in such representation, warranty, covenant or agreement shall be disregarded.

(b)           From and after the Closing, Buyer shall indemnify, save and hold harmless Seller and its Affiliates and their respective Representatives (each, a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) from and against any and all Losses incurred in connection with, arising out of or resulting from:

(i)            any breach of any representation or warranty made by Buyer or Parent Guarantor in this Agreement;

(ii)           any breach of any covenant or agreement made, or to be performed, by Buyer or Parent Guarantor in this Agreement;

(iii)          the Assumed Litigation; and

(iv)          the operation of the Property by Buyer, or Buyers’ ownership, operation or use of the assets and liabilities of the ACBR Entities or their business (except for matters for which Seller has agreed to indemnify the Buyer Indemnified Parties hereunder);

provided, that for purposes of this Section 9.2(b), in determining the amount of any Losses incurred in connection with, arising out of or resulting from any breach of any representation or warranty made by Buyer or Parent Guarantor in this Agreement or any breach of any covenant or agreement made, or to be performed, by Buyer or Parent Guarantor in this Agreement, any qualifications or limitations as to materiality (whether by reference to Buyer Material Adverse Effect or otherwise) contained in such representation, warranty, covenant or agreement shall be disregarded.

Section 9.3            Limits on Indemnification

Notwithstanding anything to the contrary contained in this Agreement:

(a)           the Buyer Indemnified Parties shall not be entitled to indemnification pursuant to Section 9.2(a), unless and until the aggregate amount of otherwise indemnifiable Losses equals or exceeds seven hundred fifty thousand dollars ($750,000) (such amount, the “Deductible”), after which there may only be recovered those Losses in excess of the Deductible, subject to the limitations set forth in Section 9.3(b);

(b)           the maximum amount of indemnifiable Losses which may be recovered pursuant to Section 9.2(a) shall be an amount equal to one million five hundred thousand dollars ($1,500,000) (the “Cap”); provided, however, that all Losses of the Buyer Indemnified Parties shall be: (i) applied first to satisfy the Deductible as provided in Section 9.3(a), and (ii) then recovered from Seller, up to a maximum amount not to exceed seven hundred fifty thousand dollars ($750,000); and

(c)           the Deductible and the Cap shall not apply to any Losses arising out of or resulting from (i) fraud or criminal acts, (ii) a breach by Seller of Section 6.4(g), 6.19, 6.20, 6.21 or 6.23 or (iii) the Retained Litigation.

Section 9.4            Indemnification Procedures

(a)           Indemnification Procedures Other Than for Retained Litigation Claims.  This Section 9.4(a) shall not apply to any Retained Litigation Claims, which shall be governed instead by Section 9.4(b), or any Assumed Litigation Claims, which shall be governed instead by Section 9.4(c).

(i)            For purposes of this Section 9.4(a) a party against which indemnification may be sought is referred to as the “Indemnifying Party” and the party which may be entitled to indemnification is referred to as the “Indemnified Party.”

(ii)           The obligations of Indemnifying Parties under this Article IX with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article IX (“Third Party Claims;” provided that “Third Party Claims” shall not include any Retained Litigation Claims, which shall be governed instead by Section 9.4(b), or any Assumed Litigation Claims, which shall be governed instead by Section 9.4(c)) shall be governed by and contingent upon the following additional terms and conditions:  if an Indemnified Party shall receive written notice of any Third Party Claim, the Indemnified Party shall promptly give notice of such Third Party Claim to Seller (if the Indemnified Party is a Buyer Indemnified Party) or to Buyer (if the Indemnified Party is a Seller Indemnified Party), as applicable; provided that a failure to give such notice shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have on account of this indemnity or otherwise, except to the extent the Indemnifying Party shall have been materially prejudiced by such failure.  The notice of claim shall describe in reasonable detail the facts known to the Indemnified Party giving rise to such indemnification claim, and the amount or good faith estimate of the amount arising therefrom.  The Indemnified Party shall deliver to Seller (if the Indemnified Party is a Buyer Indemnified Party) or to Buyer (if the Indemnified Party is a Seller Indemnified Party), as applicable, promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to a Third Party Claim.

(iii)          Seller (if the Indemnified Party is a Buyer Indemnified Party), or Buyer (if the Indemnified Party is a Seller Indemnified Party) shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives written notice of its intention to do so to the Indemnified Party within thirty (30) days of the receipt of such notice from the Indemnified Party in which case the Indemnifying Party shall not be liable to the Indemnified Party for any fees of counsel or any other expenses with respect to the defense of such Third Party Claim; provided, however, that if the Indemnified Party reasonably determines based upon written advice of counsel that a conflict of interest exists that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel at the expense of the Indemnifying Party; provided, further, that the Indemnifying Party shall not in such event be responsible hereunder for the fees and expenses of more than one firm of separate counsel in connection with any Third Party Claim in the same jurisdiction, in addition to any local counsel.  In the event that Seller or Buyer exercises the right to undertake any such defense against such Third Party Claim as provided above, the Indemnified Party shall cooperate with Seller or Buyer, as applicable, in such defense and make available to Seller or Buyer, as applicable, at the Indemnifying Party’s expense with respect to any out-of-pocket expenses incurred, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably requested by or on behalf of the Indemnifying Party.  Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably requested by the Indemnified Party.  No compromise or settlement of such Third Party Claim may be effected by either the Indemnified Party, on the one hand, or Seller (if the Indemnified Party is a Buyer Indemnified Party) or Buyer (if the Indemnified Party is a Seller Indemnified Party), on the other hand, without the consent of the other (which shall not be unreasonably withheld or delayed).

(b)           Indemnification Procedures for Retained Litigation Claims.  This Section 9.4(b) shall apply only to claims of any third party which are subject to the indemnification provided for in Section 9.2(a)(iv) (“Retained Litigation Claims”).

(i)            Seller shall assume and control the defense of all Retained Litigation Claims at its expense and through counsel of its choice, and Seller shall not be liable to the Buyer Indemnified Parties for any fees of counsel or any other expenses with respect to the defense of any Retained Litigation Claim.  The Buyer Indemnified Parties shall cooperate with Seller in such defense and make available to Seller at Seller’s expense with respect to any out-of-pocket expenses incurred, all witnesses, pertinent records, materials and information in the Buyer Indemnified Parties’ possession or under the Buyer Indemnified Parties’ control relating thereto as is reasonably requested by or on behalf of Seller.  The Buyer Indemnified Parties shall agree to any settlement, compromise or discharge for money of any Retained Litigation Claim that Seller may recommend and that, by its terms, discharges the Buyer Indemnified Parties from the full amount of liability in connection with such Retained Litigation Claim (taking into account the indemnification provided in this Article IX).  Except as set forth in the preceding sentence, no compromise or settlement of any Retained Litigation Claim may be effected by either the Buyer Indemnified Parties, on the one hand, or Seller, on the other hand, without the consent of the other (which shall not be unreasonably withheld or delayed); unless the party wishing to settle fully indemnifies the other party in writing with respect to such liability in a manner reasonably satisfactory to such other party.

(ii)           The Buyer Indemnified Parties’ right to indemnification provided in Section 9.2(a)(iv) shall constitute the sole and exclusive remedy for all claims with respect to Retained Litigation, and Seller shall have no other Liability for any Proceedings, settlements, compromises or Losses relating thereto, in connection therewith or arising or resulting therefrom, to the ACBR Entities or the Buyer Indemnified Parties.  In furtherance of the foregoing, each of the Buyer Indemnified Parties hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against Seller with respect to the Retained Litigation, other than the right to seek indemnity pursuant to Section 9.2(a)(iv).

(c)           Indemnification Procedures for Litigation Claims.  This Section 9.4(c) shall apply only to claims of any third party which are subject to the indemnification provided for in Section 9.2(b)(iii) (“Assumed Litigation Claims”).

(i)            Buyer shall assume and control the defense of all Assumed Litigation Claims at its expense and through counsel of its choice, and Buyer shall not be liable to the Seller Indemnified Parties for any fees of counsel or any other expenses with respect to the defense of any Assumed Litigation Claim.  The Seller Indemnified Parties shall cooperate with Buyer in such defense and make available to Buyer at Buyer’s expense with respect to any out-of-pocket expenses incurred, all witnesses, pertinent records, materials and information in the Seller Indemnified Parties’ possession or under the Seller Indemnified Parties’ control relating thereto as is reasonably requested by or on behalf of Buyer.  The Seller Indemnified Parties shall agree to any settlement, compromise or discharge for money of any Assumed Litigation Claim that Buyer may recommend and that, by its terms, discharges the Seller Indemnified Parties from the full amount of liability in connection with such Assumed Litigation Claim (taking into account the indemnification provided in this Article IX).  Except as set forth in the preceding sentence, no compromise or settlement of any Assumed Litigation Claim may be effected by either the Seller Indemnified Parties, on the one hand, or Buyer, on the other hand, without the consent of the other (which shall not be unreasonably withheld or delayed); unless the party wishing to settle fully indemnifies the other party in writing with respect to such liability in a manner reasonably satisfactory to such other party.

(ii)           The Seller Indemnified Parties’ right to indemnification provided in Section 9.2(b)(iii) shall constitute the sole and exclusive remedy for all claims with respect to Assumed Litigation, and Buyer shall have no other Liability for any Proceedings, settlements, compromises or Losses relating thereto, in connection therewith or arising or resulting therefrom, to the Seller Indemnified Parties.  In furtherance of the foregoing, each of the Seller Indemnified Parties hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against Buyer with respect to the Assumed Litigation, other than the right to seek indemnity pursuant to Section 9.2(b)(iii).

(d)           Claims Other Than Third Party Claims.  A claim for indemnification for any matter not including a Third Party Claim shall be asserted by written notice to Seller (if the Indemnified Party is a Buyer Indemnified Party) or to Buyer (if the Indemnified Party is a Seller Indemnified Party), as applicable.

Section 9.5            Exclusive Remedy

Following the Closing, the sole and exclusive remedy for each of the Buyer Indemnified Parties and Seller Indemnified Parties with respect to any and all claims relating to a breach of this Agreement (other than claims of, or causes of action arising from, fraud or criminal acts) shall be pursuant to the indemnification provisions set forth in this Article IX.  In furtherance of the foregoing, each of the Buyer Indemnified Parties and the Seller Indemnified Parties hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against the other parties hereto, arising under or based upon any Federal, state, local or foreign Law, other than the right to seek indemnity pursuant to this Article IX.  Notwithstanding anything to the contrary in this Agreement, this Section 9.5 shall not limit a party’s right to specific performance or injunctive relief in connection with the other party’s breach of its covenants in this Agreement.

Section 9.6            Losses Net of Insurance, Tax Benefits

The amount of any Loss subject to indemnification hereunder shall be calculated net of (i) any net insurance proceeds actually received by the Indemnified Party from any insurer on account of such Loss (as reduced by any related retrospective or prospective increase in premiums and taking into account all costs and expenses reasonably incurred in procuring such proceeds, and (ii) any net Tax benefit recognized by the Indemnified Party arising from the recognition of the Loss (net of all out-of-pocket expenses reasonably incurred in procuring such Tax benefit).  An Indemnified Party shall submit claims under and diligently pursue recovery under all insurance policies under which any Losses may be insured.

Section 9.7            Effect of Knowledge

No person shall be liable for, and no Buyer Indemnified Party shall be entitled to indemnification under this Article IX for, any Loss resulting from any breach of a representation or warranty if any of Buyer’s Representatives had actual knowledge of such breach prior to the execution and delivery of this Agreement by Buyer.  For avoidance of doubt, “actual knowledge” shall not include constructive knowledge or imputed knowledge.

Section 9.8            No Consequential Damages

Notwithstanding anything to the contrary contained in this Agreement, no person shall be liable to or otherwise responsible for consequential, incidental or punitive damages.

Section 9.9            Duty to Mitigate

Buyer shall, and shall cause the ACBR Entities to, use reasonable best efforts to mitigate any Losses suffered, incurred or sustained by Buyer, the Property and the ACBR Entities arising out of any matter for which any Buyer Indemnified Party is entitled to indemnification pursuant hereto.

Section 9.10         Subrogation of Rights

In the event any payment is made in respect of Losses pursuant to this Article IX, the Indemnifying Party who made such payment shall be subrogated to the extent of such payment to any related rights of recovery of the Indemnified Party receiving such payment against any unaffiliated third party.

Section 9.11         Treatment of Indemnification Payments

All indemnification payments made pursuant to this Article IX shall be treated by the parties for income Tax purposes as adjustments to the Purchase Price, unless otherwise required by applicable Law.

ARTICLE X

PROPERTY

Section 10.1         As Is, Where Is

Buyer or its Representatives shall have fully examined and inspected the Property prior to the execution of this Agreement, and subject to the provisions of this Article X and Article IV, Buyer agrees to accept the Property in an “As Is” condition and on a “Where Is” basis as of the Closing.  Buyer agrees that, except as provided in Article IV, Buyer is not relying upon any representations, statements, or warranties (oral or written, implied or express) of any officer, employee, agent or Representative of Seller or the ACBR Entities, or any salesperson or broker (if any) involved in this transaction as to the Property, including, but not limited to: (a) any representation, statements or warranties as to the physical or environmental condition of the Property, (b) the fitness and/or suitability of the Property for use as a casino; (c) the financial performance of the Property; (d) the compliance of the Property with applicable building, zoning, subdivision, environmental, or land use Laws, codes, ordinances, rules or regulations; (e) the state of repair of the Property; (f) the value of the Property; (g) the manner or quality of construction of the Property; (h) the income derived or to be derived from the Property; or (i) the fact that the Property may be located on earthquake faults or in seismic hazardous zones, flood zones or hurricane zones.  Buyer, for itself and its successors and assigns, waives any right to assert any claim against Seller or the ACBR Entities, at Law or in equity, relating to any such matter, whether latent or patent, disclosed or undisclosed, known or unknown, in contract or tort, now existing or hereafter arising.

Section 10.2         Title to Land and Vessel

(a)           Title Commitment.  Buyer agrees to accept the Title Commitment attached hereto as Exhibit E(1) and the UCC-11 Search attached hereto as Exhibit E(2) as evidence of the status of the ACBR Entities’ title to the Land.  Seller and Buyer each shall pay one-half of the premium for the Policy of Title Insurance at Closing.  Buyer agrees to accept title to the Property subject to (i) all matters shown by the Title Commitment and the UCC-11 Search (except for those mortgages and UCC filings in favor of Wells Fargo Bank, National Association, as agent), and (ii) Permitted Encumbrances (clauses (i) and (ii), the “Title Matters”).

(b)           Survey.  Buyer agrees to accept the Land subject to (i) all matters shown by the Survey and (ii) Title Matters.

(c)           Title to Vessel.  Buyer agrees to accept the Vessel Abstract attached hereto as Exhibit F as evidence of the status of Seller’s title to the Vessel.  Seller shall pay the premium for the Vessel Abstract.  Buyer agrees to accept the Vessel subject to (i) all matters shown by the Vessel Abstract (except for that certain preferred mortgage in favor of Wells Fargo Bank, National Association, as Agent recorded on June 8, 1999 in the amount of $875,000,000 in Book 99-45, Page 699), and (ii) Permitted Encumbrances.

(d)           Defects.  Seller shall have no obligation to, or to cause any of the ACBR Entities to remove or cure any title defect or any other matter or Encumbrance on any of the Property and any failure or refusal to do so shall not be a default of Seller under this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.1         Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury

(a)           This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to the Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of New York applicable to contracts made and to be performed in the State of New York, including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327(b).

(b)           Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court, or Federal court of the United States of America, sitting in New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by Law, in such Federal court, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such New York State or Federal court, (D) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such New York State or Federal court, and (E) to the extent such party is not otherwise subject to service of process in the State of New York, as to Seller, appoints CT Corporation System as such party’s agent in the State of New York, as to the ACBR Entities, appoints CT Corporation System as such party’s agent in the State of New York, and as to Buyer, appoints CT Corporation System as such party’s agent in the State of New York, for acceptance of legal process and agrees that service made on any such agent shall have the same legal force and effect as if served upon such party personally within such state.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.2.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.1(c).

Section 11.2         Notices

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, delivered by facsimile (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)           if to Buyer, to

CP Baton Rouge Casino, L.L.C.
c/o Wimar Tahoe Corporation
207 Grandview Drive
Ft. Mitchell, Kentucky  41017
Attn: Vice President–Finance and Chief Legal Counsel
Fax:   (859) 578-1190

with a copy to:

Katz, Teller, Brant & Hild
255 E. Fifth Street, Suite 2400
Cincinnati, Ohio  45202
Attn:  Andrew R. Berger, Esq.
Fax:  (513) 762-0078

(b)           if to Seller or the ACBR Entities, to

Argosy Gaming Company
c/o Penn National Gaming, Inc.
825 Berkshire Blvd., Suite 200
Wyomissing, PA 19610
Attn:  General Counsel
Fax::  (610) 373-4710

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, Suite 3400
Los Angeles, CA 90071
Attn:  Rod A. Guerra, Esq.
Fax:  (213) 621-5217

Section 11.3         Headings; Table of Contents

The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.4         Entire Agreement; No Third Party Beneficiaries

This Agreement and all documents and instruments referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided that the Confidentiality Agreements shall remain in full force and effect after the Closing.  Each party hereto agrees that, except for the representations and warranties contained in this Agreement and the respective Disclosure Letters, none of Seller, the ACBR Entities or Buyer makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its respective Representatives or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to any of them or their respective representatives of any documentation or other information with respect to any one or more of the foregoing.

Section 11.5         Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 11.6         Assignment

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including, without limitation, by merger or consolidation) or otherwise without the prior written consent of the other party.  Any assignment in violation of this Section 11.6 shall be void.

Section 11.7         Parties of Interest

This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.8         Counterparts

This Agreement may be executed by facsimile and/or in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 11.9         Mutual Drafting

Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.  In the event of any ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 11.10       Amendment

This Agreement may be amended by Buyer and Seller.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of Buyer and Seller.

Section 11.11       Extension; Waiver

At any time prior to the Closing, Buyer and Seller by action taken or authorized by their respective boards of directors may, to the extent legally allowed (i) extend the time for or waive the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

Section 11.12       Time of Essence

Time is of the essence with respect to this Agreement and all terms, provisions, covenants and conditions herein.

Section 11.13       Disclosure Letters

The Seller Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Agreement and the disclosure in any paragraph shall, to the extent applicable, qualify other paragraphs in this Agreement.  The Buyer Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Agreement and the disclosure in any paragraph shall, to the extent applicable, qualify other paragraphs in this Agreement.  Notwithstanding anything to the contrary in this Agreement, during the period after the date of this Agreement but prior to the Closing, subject to the reasonable approval of Buyer, Seller shall be entitled to update, amend or supplement the Seller Disclosure Letter to the extent information contained therein, which was true, complete and accurate as of the date of this Agreement, becomes untrue, incomplete or inaccurate after the date of this Agreement as a result of occurrences after the date of this Agreement but prior to the Closing by delivering such update, amendment or supplement to Buyer; provided, that any such update, amendment or supplement delivered to Buyer shall be deemed reasonably approved by Buyer if Buyer does not provide written notice to Seller within seven days after delivery to Buyer of such update, amendment or supplement that such update, amendment or supplement is not reasonably satisfactory to Buyer (each such update, amendment or supplement reasonably approved or deemed reasonably approved by Buyer, an “Updated Seller Disclosure Letter”).  Buyer shall not be obligated to approve any change or changes to the Seller Disclosure Letter which would have, or which would reasonably be expected to have, individually or in the aggregate, an ACBR Material Adverse Effect.  Any such update, amendment or supplement, to the extent practicable, shall be marked to show changes from the Seller Disclosure Letter, as updated by any Updated Seller Disclosure Letters, previously delivered to Buyer.  If Seller delivers to Buyer one or more Updated Seller Disclosure Letters, all references in this Agreement to the Seller Disclosure Letter shall thereafter mean the Seller Disclosure Letter as updated by each such Updated Seller Disclosure Letter.

Section 11.14       Parent Guaranty

(a)           Parent Guarantor hereby guarantees the punctual payment and performance by Buyer of all of Buyer’s obligations under this Agreement.

(b)           Parent Guarantor hereby waives notice of the acceptance hereof, presentment, demand for payment, protest, notice of protest, or any and all notice of non-payment, non-performance or non-observance, or other proof, or notice or demand with respect to the obligations guaranteed under this Section 11.14 (the “Guaranteed Obligations”).

(c)           The guarantee provided for in this Section 11.14 (this “Guarantee”) shall remain and continue in full force and effect as to any modification, extension or renewal of this Agreement.  None of Seller or its Affiliates shall be under a duty to protect, secure or insure any security or lien provided by this Agreement or any other collateral, and Parent Guarantor acknowledges that other indulgences or forbearance may be granted under such document, all of which may be made, done or suffered without notice to, or further consent of, Parent Guarantor.

(d)           Parent Guarantor hereby waives the pleading of any statute of limitations applicable to any of the Guaranteed Obligations, as a defense to the obligation hereunder.

(e)           PARENT GUARANTOR WAIVES ANY RIGHT OR CLAIM OF RIGHT TO CAUSE SELLER TO PROCEED AGAINST BUYER BEFORE PROCEEDING UNDER THIS GUARANTEE.  PARENT GUARANTOR EXPRESSLY WAIVES AND RELINQUISHES ALL SURETYSHIP RIGHTS AND REMEDIES (INCLUDING ANY RIGHTS OF SUBROGATION) APPLICABLE AGAINST SELLER ACCORDED TO PARENT GUARANTOR BY APPLICABLE LAW.

(f)            Parent Guarantor agrees that the validity of this Guarantee and Parent Guarantor’s obligations under this Agreement shall in no way be terminated, affected or impaired by reason of (i) the assertion by Seller of any rights or remedies which Seller may have under or with respect to any of the other provisions of this Agreement (ii) the failure by Seller to exercise, or delay in exercising, any right or remedy which Seller may have hereunder or in respect to this Agreement; (iii) the commencement of a case under the Bankruptcy Code by or against Buyer; or (iv) any payment made on the obligations guaranteed by this Guarantee or any other indebtedness arising under this Agreement which is required to be refunded pursuant to the order of any court having jurisdiction over the bankruptcy or insolvency of Buyer; it being understood that no payment so refunded shall be considered as a payment of any portion of the obligations guaranteed hereby, nor shall it have the effect of reducing the liability of Parent Guarantor under this Agreement.

Section 11.15       FTC Approval

All terms and conditions of this Agreement shall be subject to FTC approval and the substitution or addition of such modified or other terms and conditions as the FTC may require.

(a)           Each party hereto agrees to accept such changes to this Agreement as shall be required by the FTC and to execute promptly an appropriate amendment to this Agreement and to modify this Agreement to reflect such required changes (such amendment and such modification, together, an “Amendment”), unless (A) such changes would have, in the aggregate, an ACBR Material Adverse Effect, in which case the parties hereto shall not be required to execute an Amendment, or (B) if the FTC requests or requires any change to this Agreement that would adversely affect the economics of the transactions contemplated by this Agreement, in which case the party whose economics would be adversely affected (the “Affected Party”) may elect not to execute an Amendment, and, in the case of each of clauses (A) and (B), the parties hereto shall take the actions set forth in clause (b) below.

(b)           If (x) the FTC requires any changes that would have, in the aggregate, an ACBR Material Adverse Effect or (y) if the Affected Party elects not to execute an Amendment pursuant to the preceding clause (b), then the parties hereto shall, in good faith, use their respective best efforts to reach prompt (but in any event within seven days after receiving the FTC’s request to make the required changes) mutual agreement with respect to such changes, including, without limitation, to adjust the Purchase Price to offset the adverse economics to the extent that the Affected Party recognizes an equivalent benefit through such change.  If the parties hereto, after complying with the preceding sentence, are unable to reach mutual agreement with respect to such changes within such seven day period, then (A) in the case of the preceding clause (x), either party may elect to terminate this Agreement pursuant to Section 8.1(a)(ii), and (B) in the case of the preceding clause (y), the parties shall submit the matters that the parties have been unable to resolve with respect to such changes to an independent nationally recognized investment banking firm, independent nationally recognized accounting firm or other independent arbitrator (“Arbitrator”) mutually agreed upon by Seller and Buyer for final and binding resolution of such dispute in accordance with procedures mutually agreed upon by Seller and Buyer.  If Buyer and Seller are unable to agree on an Arbitrator, then Buyer and Seller shall each select such an Arbitrator and the two Arbitrators so selected shall select a third Arbitrator.  The findings of the Arbitrator so selected by Buyer and Seller (or, if Buyer and Seller are unable to agree on an Arbitrator, so selected by the

Arbitrators pursuant to the foregoing sentence) shall be final and binding on all of the parties hereto, and the fees and expenses of the Arbitrator(s) shall be paid by one-half by Seller and one-half by Buyer.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

Argosy Gaming Company

By:	/s/ Robert S. Ippolito
Name:	Robert S. Ippolito
Its:	Treasurer and Secretary

CP Baton Rouge Casino, L.L.C.

By:	/s/ William J. Yung
Name:	William J. Yung
Its:	President

Wimar Tahoe Corporation
(solely with respect to Article V, Sections 6.6, 6.12, 6.18(b) and 6.22 and Article XI)

By:	/s/ William J. Yung
Name:	William J. Yung
Its:	President

ACBR Securities Purchase Agreement